EXECUTION COPY





                          AGREEMENT AND PLAN OF MERGER


                           Dated as of May 19, 2005,


                                     Among


                        TRITON ACQUISITION HOLDING CO.,


                             TRITON ACQUISITION CO.


                                      and


                               MAYTAG CORPORATION

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                                   The Merger

  SECTION 1.01.  The Merger....................................................1
  SECTION 1.02.  Closing.......................................................1
  SECTION 1.03.  Effective Time................................................2
  SECTION 1.04.  Effects.......................................................2
  SECTION 1.05.  Certificate of Incorporation and By-laws......................2
  SECTION 1.06.  Directors.....................................................2
  SECTION 1.07.  Officers......................................................2

                                   ARTICLE II

   Effect on the Capital Stock of the Constituent Corporations; Exchange of
                                  Certificates

  SECTION 2.01.  Effect on Capital Stock.......................................3
  SECTION 2.02.  Exchange of Certificates......................................4

                                   ARTICLE III

                 Representations and Warranties of the Company

  SECTION 3.01.  Organization, Standing and Power..............................6
  SECTION 3.02.  Company Subsidiaries; Equity Interests........................6
  SECTION 3.03.  Capital Structure.............................................7
  SECTION 3.04.  Authority Execution and Delivery Enforceability...............8
  SECTION 3.05.  No Conflicts; Consents........................................9
  SECTION 3.06.  SEC Documents; Undisclosed Liabilities.......................10
  SECTION 3.07.  Information Supplied.........................................12
  SECTION 3.08.  Absence of Certain Changes or Events.........................12
  SECTION 3.09.  Taxes........................................................14
  SECTION 3.10.  Absence of Changes in Benefit Plans..........................16
  SECTION 3.11.  ERISA Compliance; Excess Parachute Payments..................17
  SECTION 3.12.  Litigation...................................................21
  SECTION 3.13.  Compliance with Applicable Laws..............................21
  SECTION 3.14.  Labor Matters................................................21
  SECTION 3.15.  Environmental Matters........................................22
  SECTION 3.16.  Intellectual Property........................................24
  SECTION 3.17.  Brokers; Schedule of Fees and Expenses.......................24
  SECTION 3.18.  Opinion of Financial Advisor.................................24


                                       i

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                                   ARTICLE IV

               Representations and Warranties of Parent and Sub

  SECTION 4.01.  Organization, Standing and Power.............................25
  SECTION 4.02.  Sub; Equity Interests........................................25
  SECTION 4.03.  Authority; Execution and Delivery; Enforceability............25
  SECTION 4.04.  No Conflicts; Consents.......................................26
  SECTION 4.05.  Information Supplied.........................................26
  SECTION 4.06.  Brokers......................................................27
  SECTION 4.07.  Financing....................................................27
  SECTION 4.08.  Solvency.....................................................28

                                    ARTICLE V

                   Covenants Relating to Conduct of Business

  SECTION 5.01.  Conduct of Business..........................................28
  SECTION 5.02.  No Solicitation..............................................33

                                   ARTICLE VI

                              Additional Agreements

  SECTION 6.01.  Preparation of Proxy Statement; Stockholders Meeting.........36
  SECTION 6.02.  Access to Information; Confidentiality.......................36
  SECTION 6.03.  Reasonable Best Efforts; Notification........................37
  SECTION 6.04.  Stock Options; ESPP..........................................39
  SECTION 6.05.  Benefit Plans................................................40
  SECTION 6.06.  Indemnification..............................................42
  SECTION 6.07.  Fees and Expenses............................................43
  SECTION 6.08.  Public Announcements.........................................44
  SECTION 6.09.  Transfer Taxes...............................................43
  SECTION 6.10.  Rights Agreements; Consequences if Rights Triggered..........44
  SECTION 6.11.  Stockholder Litigation.......................................44
  SECTION 6.12.  Resignation of Directors of the Company......................44
  SECTION 6.13.  Other Actions by Parent......................................44

                                   ARTICLE VII

                              Conditions Precedent

  SECTION 7.01.  Conditions to Each Party's Obligation to Effect the Merger...44
  SECTION 7.02.  Conditions to Obligations of Parent and Sub..................45


                                       ii

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  SECTION 7.03.  Condition to Obligation of the Company.......................46
  SECTION 7.04.  Frustration of Closing Conditions............................47

                                  ARTICLE VIII

                        Termination, Amendment and Waiver

  SECTION 8.01.  Termination..................................................47
  SECTION 8.02.  Effect of Termination........................................48
  SECTION 8.03.  Amendment....................................................48
  SECTION 8.04.  Extension; Waiver............................................48
  SECTION 8.05.  Procedure for Termination, Amendment, Extension or Waiver....49

                                   ARTICLE IX

                               General Provisions

  SECTION 9.01.  Nonsurvival of Representations and Warranties................49
  SECTION 9.02.  Notices......................................................50
  SECTION 9.03.  Definitions..................................................50
  SECTION 9.04.  Interpretation; Disclosure Letter............................51
  SECTION 9.05.  Severability.................................................51
  SECTION 9.06.  Counterparts.................................................52
  SECTION 9.07.  Entire Agreement; No Third-Party Beneficiaries...............52
  SECTION 9.08.  Governing Law................................................52
  SECTION 9.09.  Assignment...................................................53
  SECTION 9.10.  Enforcement..................................................52


EXHIBIT A - Charter Amendment
EXHIBIT B - By-laws Amendment


                                      iii

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                             INDEX OF DEFINED TERMS



Defined Term                                                     Location
--------------------------------------------------------------------------------

"affiliate"..................................................    9.03
"Antitrust Laws"                                                 3.05(b)
"Appraisal Shares" ..........................................    2.01(d)
"Bonus Plans"................................................    6.05(e)
"Cash Equity" ...............................................    4.07(b)
"Certificate of Merger" .....................................    1.03
"Certificates" ..............................................    2.02(b)
"Closing" ...................................................    1.02
"Closing Date" ..............................................    1.02
"Code" ......................................................    3.09(g)
"Commitment Letters" ........................................    4.07(b)
"Commonly Controlled Entity" ................................    3.10(a)
"Company" ...................................................    Preamble
"Company Benefit Agreements" ................................    3.10(b)
"Company Benefit Plans" .....................................    3.10(a)
"Company Board"                                                  3.04(b)
"Company By-laws" ...........................................    3.01
"Company Capital Stock" .....................................    3.03(a)
"Company Charter" ...........................................    3.01
"Company Common Stock" ......................................    Recitals
"Company Disclosure Letter" .................................    Article III
"Company Employee Stock Option" .............................    6.04(d)
"Company Employees"..........................................    6.05(d)
"Company Material Adverse Effect" ...........................    9.03
"Company Pension Plans" .....................................    3.11(a)
"Company Preferred Stock" ...................................    3.03(a)
"Company Rights" ............................................    3.03(a)
"Company Rights Agreement" ..................................    3.03(a)
"Company SAR" ...............................................    6.04(d)
"Company SEC Documents" .....................................    3.06(a)
"Company Stock Plans" .......................................    6.04(d)
"Company Stockholder Approval" ..............................    3.04(c)
"Company Stockholders Meeting" ..............................    6.01(b)
"Company Subsidiary" ........................................    3.01
"Company Takeover Proposal" .................................    5.02(g)
"Confidentiality Agreement" .................................    6.02
"Consent" ...................................................    3.05(b)
"Contract" ..................................................    3.05(a)
"Debt Commitment Letter" ....................................    4.07(a)
"Debt Financing" ............................................    4.07(a)
--------------------------------------------------------------------------------

"DGCL" ......................................................    1.01
"Disqualified Individual"....................................    3.11(e)
"Effective Time".............................................    1.03
"Environmental Claim"........................................    3.15(i)(1)
"Environmental Laws".........................................    3.15(i)(2)
"Environmental Permits"......................................    3.15(b)(i)
"Equity Commitment Letters"..................................    4.07(b)
"Equity Investors"...........................................    4.07(b)
"ERISA"......................................................    3.11(a)
"ESPP".......................................................    6.04(d)
"Exchange Act"...............................................    3.05(b)
"Exchange Fund"..............................................    2.02(a)
"Excluded Participants"......................................    5.01(a)
"Filed Company SEC Document".................................    Article III
"Financing"..................................................    4.07(b)
"GAAP".......................................................    3.06(b)
"Governmental Entity"........................................    3.05(b)
"Hazardous Materials"........................................    3.15(i)(3)
"HSR Act"....................................................    3.05(b)
"Intellectual Property Rights"...............................    3.16
"Judgment"...................................................    3.05(a)
"knowledge" .................................................    9.03
"Law"........................................................    3.05(a)
"Lazard".....................................................    3.17
"Lenders"....................................................    4.07(a)
"Liens"......................................................    3.02(a)
"Loan Agreement".............................................    6.03(d)
"Maximum Premium"............................................    6.06(b)
"Merger".....................................................    Recitals
"Merger Consideration".......................................    2.01(c)(1)
"New Plans"..................................................    6.05(b)
"Non-U.S. Benefit Agreements"................................    3.10(b)
"Non-U.S. Benefit Plans".....................................    3.11(a)
"Old Plans"..................................................    6.05(b)
"Outside Date"...............................................    8.01(b)(i)
"Parent".....................................................    Preamble
"Parent Material Adverse Effect".............................    9.03
"Participant"................................................    3.08(iv)(A)
"Paying Agent"...............................................    2.02(a)
"Permits"....................................................    3.13
"person".....................................................    9.03
"Primary Company Executive"..................................    3.11(e)
"Proxy Statement"............................................    3.05(b)
"Release"....................................................    3.15(i)(4)
"Representatives"............................................    5.02(a)
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                                       v

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"Retention Bonus"............................................    6.05(d)
"Retention Pool".............................................    6.05(d)
"Sarbanes-Oxley Act".........................................    3.06(d)
"SEC"........................................................    3.05(b)
"Section 262"................................................    2.01(d)
"Securities Act"                                                 3.06(b)
"Severamnce Plan"............................................    6.05(f)
"Significant Company Subsidiary".............................    3.02(a)
"Solicitation Period End Date"...............................    5.02(a)
"Sub"........................................................    Preamble
"subsidiary".................................................    9.03
"Superior Company Proposal"..................................    5.02(g)
"Surviving Corporation"......................................    1.01
"Tax Return".................................................    3.09(a)
"Taxes"......................................................    3.09(a)
"Taxing Authority"...........................................    3.09(a)
"Transactions"...............................................    1.01
"Transfer Taxes".............................................    6.09
"Trust Agreement"............................................    3.11(i)
"US Pension Plan"............................................    3.11(c)
"Voting Company Debt"........................................    3.03(a)
--------------------------------------------------------------------------------

                     AGREEMENT AND PLAN OF MERGER dated as of May 19, 2005,
                among TRITON ACQUISITION HOLDING CO., a Delaware corporation ("PARENT"), TRITON ACQUISITION CO., a Delaware corporation and a wholly owned subsidiary of Parent ("SUB"), and MAYTAG CORPORATION, a Delaware corporation (the "COMPANY").

           WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

           WHEREAS the respective Boards of Directors of Sub and the Company have approved and declared advisable this Agreement and the merger (the "MERGER") of Sub into the Company, on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, par value $1.25 per share, of the Company ("COMPANY COMMON STOCK") not owned by Parent, Sub or the Company shall be converted into the right to receive $14.00 in cash, and Parent, as the sole stockholder of Sub, shall adopt this Agreement as soon as reasonably practicable following its execution; and

           WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

           NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

          SECTION 1.01. THE MERGER. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION"). The Merger, the payment of cash in connection with the Merger and the other transactions contemplated by this Agreement (including the Financing) are referred to herein as the "TRANSACTIONS".

          SECTION 1.02. CLOSING. The closing (the "CLOSING") of the Merger shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE".

          SECTION 1.03. EFFECTIVE TIME. Prior to the Closing, Parent shall prepare, and on the Closing Date or as soon as practicable thereafter the Surviving Corporation shall file with the Secretary of State of the State of Delaware, a certificate of merger (the "CERTIFICATE OF MERGER") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such subsequent time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "EFFECTIVE TIME").

          SECTION 1.04. EFFECTS. The Merger shall have the effects set forth in
Section 259 of the DGCL.

          SECTION 1.05. CERTIFICATE OF INCORPORATION AND BY-LAWS. (a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to read in the form of Exhibit A hereto and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

          (b) The By-laws of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in the form of Exhibit B hereto and, as so amended, such By-laws shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

          SECTION 1.06. DIRECTORS. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.07. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                                                               3
                                   ARTICLE II

                       EFFECT ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

          SECTION 2.01. EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

          (a) CAPITAL STOCK OF SUB. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

          (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. Each share of Company Common Stock that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

          (c) CONVERSION OF COMPANY COMMON STOCK. (1) Subject to Sections 2.01(b) and 2.01(d), each issued and outstanding share of Company Common Stock shall be converted into the right to receive $14.00 in cash (the "MERGER CONSIDERATION").

          (2) As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate theretofore representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest, and except as otherwise provided with respect to unpaid dividends and other distributions in
Section 2.02(c).

          (d) APPRAISAL RIGHTS. Notwithstanding anything in this Agreement to the contrary, shares ("APPRAISAL SHARES") of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies with, Section 262 of the DGCL ("SECTION 262") shall not be converted into Merger Consideration as provided in
Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to the rights provided for under Section 262; PROVIDED, HOWEVER, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then such holder's Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c) and unpaid dividends and other distributions as provided in Section 2.02(c). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

          SECTION 2.02. EXCHANGE OF CERTIFICATES. (a) PAYING AGENT. Prior to the Effective Time, Parent shall select a bank or trust company reasonably satisfactory to the Company to act as paying agent (the "PAYING AGENT") for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock. Parent shall take all steps necessary to enable, and shall cause, the Surviving Corporation to provide to the Paying Agent, concurrently with the Closing, cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the "EXCHANGE FUND").

          (b) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates (the "CERTIFICATES") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to
Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be paid promptly in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Subject to Section 2.01(d) and except as otherwise provided with respect to unpaid dividends and other distributions in Section 2.02(c), until surrendered as contemplated by this
Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to
Section 2.01. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

          (c) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, SUBJECT, HOWEVER, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this
Article II.

          (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this
Article II shall thereafter look only to Parent and/or the Surviving Corporation for payment of its claim for Merger Consideration.

          (e) NO LIABILITY. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official to the extent required by any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate would otherwise irrevocably escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          (f) INVESTMENT OF EXCHANGE FUND. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody's Investor Services, Inc. or Standard & Poor's, a division of The McGraw Hill Companies, or a combination thereof; PROVIDED that, in any such case, no such instrument shall have a maturity exceeding three months from the date of the investment therein. Any interest and other income resulting from such investments shall be paid to Parent.

          (g) WITHHOLDING RIGHTS. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any other provision of applicable Federal, state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

          (h) LOST CERTIFICATES. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration with respect to each share of Company Common Stock formerly represented by such Certificate.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           The Company represents and warrants to Parent and Sub that, except as set forth in the disclosure letter, dated as of the date of this Agreement, from the Company to Parent and Sub (the "COMPANY DISCLOSURE LETTER") or in any Company SEC Document filed and publicly available prior to the date of this Agreement (each, a "FILED COMPANY SEC DOCUMENT"):

          SECTION 3.01. ORGANIZATION, STANDING AND POWER. Each of the Company and each of its subsidiaries (each, a "COMPANY SUBSIDIARY") (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, other than defects in such organization, existence or good standing that, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and (b) has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such corporate power and authority, franchises, licenses, permits, authorizations and approvals the lack of which, individually and in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify would reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Parent true and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "COMPANY CHARTER"), and the by-laws of the Company, as amended to the date of this Agreement (as so amended, the "COMPANY BY-LAWS").

          SECTION 3.02. COMPANY SUBSIDIARIES; EQUITY INTERESTS.
(a) Section 3.02(a) of the Company Disclosure Letter lists each "significant subsidiary", as such term is defined in Rule 1-02 of Regulation S-X under the Exchange Act (each, a "SIGNIFICANT COMPANY SUBSIDIARY"), and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS").

          (b) Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, equity membership interest, partnership interest, joint venture interest or other equity interest in any person.

          SECTION 3.03. CAPITAL STRUCTURE. (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 24,000,000 shares of preferred stock, par value $1.00 per share ("COMPANY PREFERRED STOCK" and, together with the Company Common Stock, the "COMPANY CAPITAL STOCK"). At the close of business on April 30, 2005, (i) 79,694,548 shares of Company Common Stock (each together with a Company Right) and no shares of Company Preferred Stock were issued and outstanding, (ii) 37,456,045 shares of Company Common Stock were held by the Company in its treasury, (iii) 7,758,643 shares of Company Common Stock were subject to outstanding Company Employee Stock Options and 818,396 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans and (iv) 4,000,000 shares of Company Preferred Stock were reserved for issuance in connection with the rights (the "COMPANY RIGHTS") issued pursuant to the Rights Agreement dated as of February 12, 1998 (as amended from time to time, the "COMPANY RIGHTS AGREEMENT"), between the Company and Computershare Investor Services, LLC, as Rights Agent. At the close of business on April 30, 2005, there were outstanding rights to purchase 13,389 shares of Company Common Stock under the ESPP (assuming the fair market value per share of Company Common Stock on the last day of the then current offering period in effect under the ESPP will be equal to the Merger Consideration). As of April 30, 2005, the aggregate amount credited to the accounts of participants in the ESPP was $187,440. Except as set forth above, at the close of business on April 30, 2005, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. During the period from April 30, 2005 to the date of this Agreement, (x) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Company Employee Stock Options outstanding on such date as required by their terms as in effect on the date of such issuance and (y) there have been no issuances by the Company of options, warrants or other rights to acquire shares of capital stock or other voting securities of the Company. There are no outstanding Company SARs that were not granted in tandem with a related Company Employee Stock Option. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company By-laws or any Contract to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Capital Stock may vote ("VOTING COMPANY DEBT"). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Capital Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. The Company has made available to Parent a complete and correct copy of the Company Rights Agreement, as amended to the date of this Agreement.

          (b) The Company has delivered or made available to Parent a true, complete and correct list of all outstanding Company Employee Stock Options, the number of shares of Company Common Stock subject to each such Company Employee Stock Option, the grant dates, exercise prices, expiration dates and vesting schedule of each such Company Employee Stock Option and the names of the holders of each Company Employee Stock Option. All outstanding Company Employee Stock Options are evidenced by the forms of Company Employee Stock Option agreements delivered or made available to Parent, and no Company Employee Stock Option agreement contains terms that are materially inconsistent with, or in addition in any material respect to, the terms contained therein.

          SECTION 3.04. AUTHORITY EXECUTION AND DELIVERY ENFORCEABILITY.
(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other Transactions to be performed or consummated by the Company. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions to be performed or consummated by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights, and to general equity principles.

           (b) The Board of Directors of the Company (the "COMPANY BOARD"), at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement, the Merger and the other Transactions to be performed or consummated by the Company, (ii) determining that the terms of the Merger and the other Transactions to be performed or consummated by the Company are fair to and in the best interests of the Company and its stockholders, (iii) directing that this Agreement be submitted to a vote at the Company Stockholders Meeting, (iv) recommending that the Company's stockholders adopt this Agreement and (v) declaring the advisability of this Agreement. Assuming that the representation set forth in the second sentence of Section 4.02(c) is true and correct, such resolutions of the Company Board are sufficient to render inapplicable to Parent and Sub and this Agreement, the Merger and the other Transactions (i) the restrictions on "business combinations" contained in Section 203 of the DGCL and
(ii) the provisions of Article Eleventh of the Company Charter. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any other Transaction.

          (c) Assuming that the representation set forth in the second sentence of Section 4.02(c) is true and correct, the only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the "COMPANY STOCKHOLDER APPROVAL"). The affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to consummate any Transaction other than the Merger.

          SECTION 3.05. NO CONFLICTS; CONSENTS. (a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without the lapse of time or the giving of notice, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary,
(ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "CONTRACT") to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree ("JUDGMENT") or statute, law (including common law), ordinance, rule or regulation ("LAW") applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (b) No consent, approval, license, permit, order or authorization ("CONSENT") of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "GOVERNMENTAL ENTITY"), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (ii) any additional Consents and filings under any foreign antitrust, competition, premerger notification or trade regulation law, regulation or order ("ANTITRUST LAWS") (including, if applicable, the Competition Act (Canada)) or under the Investment Canada Act (Canada), (iii) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy or information statement relating to the adoption of this Agreement by the Company's stockholders (the "PROXY STATEMENT") and (B) such reports under, or other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as may be required in connection with this Agreement, the Merger and the other Transactions, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (v) compliance with and such filings as may be required under applicable Environmental Laws, (vi) such filings as may be required in connection with the Taxes described in Section 6.09, (vii) filings under any applicable state takeover Law and (viii) such other items that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (c) The Company and the Company Board have taken all action necessary to (i) render the Company Rights Agreement inapplicable to this Agreement, the Merger and the other Transactions and (ii) ensure that (A) neither Parent nor any of its affiliates or associates is or will become an "Acquiring Person" (as defined in the Company Rights Agreement) by reason of this Agreement, the Merger or any other Transaction, (B) a "Distribution Date" or a "Share Acquisition Date" (as each such term is defined in the Company Rights Agreement) shall not occur by reason of this Agreement, the Merger or any other Transaction and (C) the Company Rights shall expire immediately prior to the Effective Time.

          SECTION 3.06. SEC DOCUMENTS; UNDISCLOSED LIABILITIES. (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 2003 pursuant to Sections 13(a) and 15(d) of the Exchange Act (the "COMPANY SEC DOCUMENTS").

          (b) As of its respective date, each Company SEC Document complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "SECURITIES ACT"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Filed Company SEC

Document has been revised or superseded by a later filed Filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents (including the related notes and schedules thereto) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (c) Other than liabilities or obligations (i) disclosed or provided for in the financial statements included in the Filed Company SEC Documents or
(ii) incurred since March 31, 2005 in the ordinary course of business, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto and that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

          (d) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the "SARBANES-OXLEY ACT") with respect to the Company SEC Documents, and the Company has delivered to Parent a summary of any disclosure made by the Company's management to the Company's auditors and audit committee referred to in such certifications. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.

(e) The Company has (i) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to its principal executive officer and principal financial officer;
(ii) designed internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (iii) evaluated the effectiveness of the Company's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable

Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (iv) to the extent required by applicable Law, disclosed in such report or amendment any change in the Company's internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

          (f) The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company's auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

          (g) None of the Company Subsidiaries is, or has at any time since January 1, 2003 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

          (h) As of the date of this Agreement, to the knowledge of the Company, there is no applicable accounting rule, consensus or pronouncement that has been adopted by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force or any similar body but that is not in effect as of the date of this Agreement that, if implemented, would reasonably be expected to have a Company Material Adverse Effect.

          (i) Since July 30, 2002, the Company has been in compliance in all material respects with the applicable requirements of the Sarbanes-Oxley Act in effect from time to time.

          SECTION 3.07. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in writing for inclusion or incorporation by reference therein.

          SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. From the date of the most recent audited financial statements included in the Filed Company SEC

Documents to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

          (i) any event, change, effect, development, condition or occurrence that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect;

          (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Stock or any repurchase for value by the Company of any Company Common Stock, other than quarterly cash dividends with respect to the Company Common Stock of (A) $0.18 per share with respect to the first quarter of 2005 and (B) $0.09 per share with respect to the second quarter of 2005, in each case with usual declaration, record and payment dates;

          (iii) any split, combination or reclassification of any Company Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock;

          (iv) (A) any granting by the Company or any Company Subsidiary to any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary (each, a "PARTICIPANT") of any loan or any increase in any type of compensation, benefits, perquisites or any bonus or award, except for grants of normal cash bonus opportunities and normal increases of cash compensation (including compensation in connection with new hires), in each case in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) any payment of any bonus to any Participant, except for bonuses paid in the ordinary course of business consistent with past practice, (C) any granting by the Company or any Company Subsidiary to any Participant of any severance, change in control, termination or similar compensation, pay or benefits or increases therein, or of the right to receive any severance, change in control, termination or similar compensation, pay or benefits or increases therein, except (x) as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (y) in the ordinary course of business consistent with past practice in connection with new hires to replace departed employees and (z) in the ordinary course of business consistent with past practice in connection with promotions made in the ordinary course of business consistent with past practice, or (D) any entry by the Company or any Company Subsidiary into, or any amendment of, any Company Benefit Agreement;

          (v) any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect;

          (vi) any change in accounting methods, principles or practices by the Company or any Company Subsidiary, except insofar as may have been required by a change in GAAP or applicable Law;

          (vii) any material elections with respect to Taxes by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund; or

          (viii)any revaluation by the Company or any Company Subsidiary of any of the material assets of the Company or any Company Subsidiary, except insofar as may have been required by applicable Law.

          SECTION 3.09. TAXES. (a) As used in this Agreement:

          "TAXES" shall mean all (i) Federal, state and local, domestic and foreign, taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, payroll, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties and additions imposed with respect to such amounts; (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group; and (iii) liability for the payment of any amounts as a result of an obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii).

          "TAXING AUTHORITY" shall mean any Federal, state or local, domestic or foreign, governmental body (including any subdivision, agency or commission thereof), or any quasi-governmental body, in each case, exercising regulatory authority in respect of Taxes.

          "TAX RETURN" shall mean all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

          (b) The Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by or on behalf of the Company and each Company Subsidiary in the manner prescribed by applicable Law. All such Tax Returns are complete and correct, except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary has timely paid (or the Company has paid on each such Company Subsidiary's behalf) all Taxes due and owing, and, in accordance with GAAP, the most recent financial statements contained in the Filed Company SEC Documents reflect a reserve (excluding any reserve for deferred Taxes) for all Taxes payable by the Company and each Company Subsidiary for all taxable periods and portions thereof through the date of such financial statement, in each case except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (c) No Tax Return of the Company or any Company Subsidiary is under audit or examination by any Taxing Authority, and no written notice or, to the knowledge of the Company, unwritten notice of such an audit or examination has been received by the Company or any Company Subsidiary. Each material assessed deficiency resulting from any audit or examination relating to Taxes by any Taxing Authority has been timely paid and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any Company Subsidiary. The Federal income Tax Returns of the Company and each Company Subsidiary have been examined by the Internal Revenue Service or the relevant statute of limitations has closed for all years through 1997.

          (d) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no power of attorney with respect to any such Taxes has been executed or filed with any Taxing Authority by or on behalf of the Company or any Company Subsidiary.

          (e) No material Liens for Taxes exist with respect to any assets or properties of the Company or any Company Subsidiary, except for statutory liens for Taxes not yet due.

          (f) Neither the Company nor any Company Subsidiary is a party to or bound by any material Tax sharing agreement, material Tax indemnity obligation or similar material agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority), other than any such agreements (i) with customers, vendors, lessors or similar persons entered into in the ordinary course of business and (ii) among the Company and the Company Subsidiaries.

          (g) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Internal Revenue Code of 1986, as amended (the "CODE") or similar provisions under any Federal, state or local, domestic or foreign, Laws) and has, within the time and the manner prescribed by applicable Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Law.

          (h) Neither the Company nor any Company Subsidiary is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (i) Neither the Company nor any Company Subsidiary shall be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax law.

          (j) Neither the Company nor any Company Subsidiary has participated in any "listed transaction" as defined in Treasury Regulation Section 1.6011-4.

          SECTION 3.10. ABSENCE OF CHANGES IN BENEFIT PLANS. (a) From the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, neither the Company nor any Company Subsidiary has terminated, adopted, amended, modified or agreed to terminate, adopt, amend or modify (or announced an intention to terminate, adopt, amend or modify), in any material respect, any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock repurchase rights, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical or other welfare benefit or other plan, program, arrangement or understanding, whether oral or written, formal or informal, funded or unfunded (whether or not legally binding), maintained, contributed to or required to be maintained or contributed to by the Company or any Company Subsidiary or any other person or entity that, together with the Company or any Company Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law (each, a "COMMONLY CONTROLLED ENTITY"), in each case providing benefits to any Participant and whether or not subject to United States law (all such plans, programs, arrangements and understandings, including any such plan, program, arrangement or understanding entered into or adopted on or after the date of this Agreement, "COMPANY BENEFIT PLANS") or has made any change, in any material respect, in any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan that is a Company Pension Plan, or any change, in any material respect, in the manner in which contributions to any such Company Pension Plan are made or the basis on which such contributions are determined.

          (b) Section 3.10 of the Company Disclosure Letter contains a complete and correct list of (i) any material employment, deferred compensation, severance, change in control, termination, employee benefit, loan (other than Participant loans under any Company Pension Plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code), indemnification, retention, stock repurchase, stock option, consulting or similar agreement, commitment or obligation between the Company or any Company Subsidiary, on the one hand, and any Participant, on the other hand, and (ii) any agreement between the Company or any Company Subsidiary, on one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of transactions involving the Company or any Company Subsidiary of the nature contemplated by this Agreement

(all such agreements, collectively, the "COMPANY BENEFIT AGREEMENTS"); PROVIDED, HOWEVER, that Company Benefit Agreements maintained primarily for the benefit of Participants (other than officers or directors of the Company or any Company Subsidiary) who are principally employed in jurisdictions other than the United States of America (all such agreements, collectively, the "NON-U.S. BENEFIT AGREEMENTS") are not listed in Section 3.11(a) of the Company Disclosure Letter (but a list of such Non-U.S. Benefit Agreements shall be provided to Parent within 20 days following the date of this Agreement).

          SECTION 3.11. ERISA COMPLIANCE; EXCESS PARACHUTE PAYMENTS.
(a) Section 3.11(a) of the Company Disclosure Letter contains a complete and correct list of all Company Benefit Plans that are "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (all such plans, collectively, the "COMPANY PENSION PLANS") or "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other material Company Benefit Plans; PROVIDED, HOWEVER, that no Company Benefit Agreement shall be deemed a Company Benefit Plan or listed in
Section 3.11(a) of the Company Disclosure Letter; PROVIDED FURTHER, HOWEVER, that Company Benefit Plans maintained primarily for the benefit of Participants principally employed in jurisdictions other than the United States of America (all such plans, collectively, the "NON-U.S. BENEFIT PLANS") are not listed in
Section 3.11(a) of the Company Disclosure Letter (but a list of such Non-U.S. Benefit Plans shall be provided to Parent within 20 days following the date of this Agreement). Each Company Benefit Plan has been administered in compliance with its terms and applicable Law, and the terms of any applicable collective bargaining agreements, except to the extent that the failure to comply with any such terms or Law, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available (or, with respect to Non-U.S. Benefit Plans and Non-U.S. Benefit Agreements, shall deliver or make available within 20 days following the date of this Agreement) to Parent complete and correct copies of (i) each Company Benefit Plan and each Company Benefit Agreement (or, in the case of any unwritten Company Benefit Plan or Company Benefit Agreement, a description thereof), (ii) the most recent annual report on Form 5500 (including accompanying schedules and attachments) with respect to each Company Benefit Plan for which such a report is required, (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required under ERISA, (iv) each material trust agreement and material group annuity contract relating to the funding or payment of benefits under any Company Benefit Plan, (v) the most recent determination or qualification letter issued by the Internal Revenue Service for each Company Benefit Plan intended to qualify for favorable tax treatment in the United States of America, as well as a true, correct and complete copy of each pending application for such letter, if applicable, and (vi) the most recent actuarial valuation, if applicable, for each Company Pension Plan.

          (b) All Company Pension Plans intended to be tax qualified have been the subject of determination letters from the Internal Revenue Service with respect to all tax Law changes through the Economic Growth and Tax Relief Reconciliation Act of

2001 with respect to which a determination letter from the Internal Revenue Service can be obtained to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs or require security under Section 307 of ERISA. All Company Pension Plans that are required to have been approved by any non-U.S. Governmental Entity have been so approved.

          (c) Neither the Company nor any Commonly Controlled Entity has maintained, contributed to or been obligated to maintain or contribute to, or has any liability under, any Company Benefit Plan that is subject to Title IV of ERISA. With respect to the Maytag Corporation Employees Retirement Plan (the "US PENSION PLAN"), to the knowledge of the Company there has been no material adverse change in the financial conditions of such plan from the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, assuming for such purpose that there has been no change in the discount rate used for purposes of valuing the liabilities of such plan from the discount rate applied in such financial statements. No liability under Title IV of ERISA (other than for premiums to the Pension Benefit Guaranty Corporation) has been or is expected to be incurred by the Company or any Company Subsidiary with respect to any ongoing, frozen or terminated "single-employer" plan (as defined in Section 4001(a)(15) of ERISA), currently or formerly maintained by any of them or by any Commonly Controlled Entity, except for any such liabilities that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Company Pension Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, nor has any waiver of the minimum funding standards of Section 302 of ERISA or
Section 412 of the Code been requested. None of the Company, any Company Subsidiary, any employee of the Company or any Company Subsidiary or any of the Company Benefit Plans, including the Company Pension Plans, or any trusts created thereunder or any trustee, administrator or other fiduciary of any Company Benefit Plan or trust created thereunder, or any agents of the foregoing, has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) that would be reasonably expected to subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary or any of the Company Benefit Plans, or, to the knowledge of the Company, any trusts created thereunder or any trustee or administrator of any Company Benefit Plan or trust created thereunder to the tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to the sanctions imposed under Title I of ERISA or to any other liability for breach of fiduciary duty under ERISA, except for any such prohibited transactions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. No Company Pension Plan or related trust has been terminated during the last five years, nor has there been any "reportable event" (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice period has been waived, with respect to any Company Pension Plan since January 1, 2004, and no notice of a reportable event will be required to be filed in connection with the transactions contemplated hereby. Neither the Company nor any Company Subsidiary has incurred any material liability that has not been satisfied in full as a result of a "complete withdrawal" or a "partial withdrawal" (as each such term is defined in Sections 4203 and 4205, respectively, of ERISA) during the past six years from any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

          (d) With respect to any Company Benefit Plan that is an employee welfare benefit plan, whether or not subject to ERISA, such Company Benefit Plan is either funded through an insurance company contract and is not a "welfare benefits fund" (as defined in Section 419(e) of the Code) or it is unfunded.

          (e) Other than payments or benefits that may be made to the persons listed in Section 3.11(e) of the Company Disclosure Letter (each, a "PRIMARY COMPANY EXECUTIVE"), no amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions (alone or in combination with any other event) by any Participant who is a "disqualified individual" (as defined in final Treasury Regulation Section 1.280G-1) (each, a "DISQUALIFIED INDIVIDUAL") under any Company Benefit Plan, Company Benefit Agreement or other compensation arrangement currently in effect would be an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) and no such Disqualified Individual is entitled to receive any additional payment (E.G., any tax gross-up or any other payment) from the Company, the Surviving Corporation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such Disqualified Individual. The Company has provided Parent with calculations performed in 2004 by Hewitt Associates of the estimated amounts of compensation and benefits that could be received (whether in cash or property or the vesting of property) by certain Primary Company Executives as a result of a transaction of the nature contemplated by this Agreement (alone or in combination with any other event), and the "base amount" (as defined in Section 280G(b)(3) of the Code) for certain Primary Company Executives, in each case as of the date specified in such calculations and in accordance with the assumptions made by Hewitt Associates as set forth in such calculations. To the knowledge of the Company, the Company provided true and complete compensation and benefit information and data to Hewitt Associates necessary to perform such calculations, which information and data was correct in all material respects as of the date provided by the Company to Hewitt Associates.

          (f) The execution and delivery by the Company of this Agreement do not, and the consummation of the Transactions and compliance with the terms hereof will not (either alone or in combination with any other event) (i) entitle any Participant to any additional compensation, severance, termination, change in control or other benefits or any benefits the value of which will be calculated on the basis of any of the Transactions (alone or in combination with any other event), (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of any compensation, severance or other benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company

Benefit Agreement, or (iii) trigger the forgiveness of indebtedness owed by any Participant to the Company or any of its affiliates.

          (g) Since January 1, 2004, and through the date of this Agreement, neither the Company nor any Company Subsidiary has received notice of, and, to the knowledge of the Company, there are no (i) material pending termination proceedings or other suits, claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), actions or proceedings against or involving or asserting any rights or claims to benefits under any Company Benefit Plan or Company Benefit Agreement or (ii) pending investigations (other than routine inquiries) by any Governmental Entity with respect to any Company Benefit Plan or Company Benefit Agreement, except for any such suits, claims, proceedings or investigations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans or Company Benefit Agreements that are required to have been made by the Company or any Company Subsidiary have been timely made, accrued or reserved for, except for failures to make, accrue or reserve for any such contributions, premiums and benefit payments that, individually or aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (h) Neither the Company nor any Company Subsidiary has any liability or obligations, including under or on account of a Company Benefit Plan or Company Benefit Agreement, arising out of the hiring of persons to provide services to the Company or any Company Subsidiary and treating such persons as consultants or independent contractors and not as employees of the Company or any Company Subsidiary, except for any such liabilities or obligations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (i) The Agreement for the Trust for Maytag Corporation Non-Qualified Deferred Compensation Plans dated as of October 1, 2003 (the "TRUST Agreement"), by and between the Company and KeyBank National Association, and each Plan (as such term is defined in the Trust Agreement) has been amended to provide that no funding shall be required in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

          (j) Except for any items that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) all Non-U.S. Benefit Plans have been maintained in accordance with their terms and all applicable legal requirements, (ii) if any Non-U.S. Benefit Plan is intended to qualify for special tax treatment, such Non-U.S. Benefit Plan meets all requirements for such treatment, and (iii) the fair market value of the assets of each Non-U.S. Benefit Plan required to be funded, the liability of each insurer for any Non-U.S. Benefit Plan required to be funded, and the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to provide for the accrued benefit obligations under each Non-U.S. Benefit Plan.

          SECTION 3.12. LITIGATION. There are no suits, actions or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (and the Company is not aware of any basis for any such suit, action or proceeding) that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, nor are there any Judgments outstanding against the Company or any Company Subsidiary that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

          SECTION 3.13. COMPLIANCE WITH APPLICABLE LAWS. The Company and the Company Subsidiaries and their relevant personnel and operations are in compliance with all applicable Laws, including those relating to occupational health and safety, except for such failure to be in compliance as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law, except for such failure to be in compliance as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have in effect all permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, "PERMITS"), necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, except for such Permits the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and there has occurred no violation of, default (with or without the lapse of time or the giving of notice, or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit, except for any such violations, defaults or events that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There is no event which, to the knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit, except for any such events that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. This Section 3.13 does not relate to matters with respect to Taxes, which are the subject of Section 3.09.

          SECTION 3.14. LABOR MATTERS. Since January 1, 2004, neither the Company nor any Company Subsidiary has experienced any material labor strikes, union organization attempts, requests for representation, work slowdowns or stoppages or disputes due to labor disagreements, and to the knowledge of the Company there is currently no such action threatened against or affecting the Company or any Company Subsidiary. The Company and the Company Subsidiaries are each, and since January 1, 2002 have each been, in compliance with all applicable Laws with respect to labor relations, employment and employment practices, terms and conditions of employment and wages and hours, human rights, pay equity and workers compensation, except to the extent that the failure to comply with any such Law, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and is not, and since January 1, 2002 has not, engaged in any unfair labor practice that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. There is no unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened, in each case, before the National Labor Relations Board or any comparable Federal, state, provincial or foreign agency or authority, except for any such charges or complaints that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, except for any such grievances or proceedings that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          SECTION 3.15. ENVIRONMENTAL MATTERS.

          (a) Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries are, and have been, in compliance with all Environmental Laws, and neither the Company nor any of the Company Subsidiaries has received any written communication from a Governmental Entity that alleges that the Company or any of the Company Subsidiaries is in violation of, or has liability under, any Environmental Law.

          (b) (i) The Company and each of the Company Subsidiaries have obtained and are in compliance with all material permits, licenses and governmental authorizations pursuant to Environmental Law (collectively "ENVIRONMENTAL PERMITS") necessary for their operations as presently conducted, (ii) all such Environmental Permits are valid and in good standing and (iii) since January 1, 2003, neither the Company nor any of the Company Subsidiaries has been advised in writing by any Governmental Entity of any actual or potential change in the status or terms and conditions of any Environmental Permit.

          (c) Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, there are no Environmental Claims pending or, to the knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries.

          (d) Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has entered into or agreed to, or is otherwise subject to, any Judgment relating to any Environmental Law or to the investigation or remediation of Hazardous Materials.

         (e) Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, there has been no treatment, storage or Release of any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any person whose liabilities for such Environmental Claims the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of law.

          (f) There are no underground storage tanks at, on, under or about (i) any manufacturing facility owned, operated or leased by the Company or any Company Subsidiary, (ii) any other property owned by the Company or any Company Subsidiary or (iii) to the knowledge of the Company, any other property leased or operated by the Company or any Company Subsidiary.

          (g) To the knowledge of the Company, any asbestos-containing material that is at, under or about property owned, operated or leased by the Company or any Company Subsidiary is non-friable or encapsulated and in good condition according to the generally accepted standards and practices governing such material, and its presence or condition does not violate or otherwise require abatement or removal pursuant to any applicable Environmental Law.

          (h) Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect,
     (i) neither the Company nor any of the Company Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries, and (ii) to the knowledge of the Company, no Environmental Claims are pending against any person whose liabilities for such Environmental Claims the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of law.

          (i) DEFINITIONS. As used in this Agreement:

          (1) "ENVIRONMENTAL CLAIM" means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, judgments, investigations, proceedings or written notices of noncompliance or violation by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (x) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (y) the failure to comply with any Environmental Law;

          (2) "ENVIRONMENTAL LAWS" means all applicable Federal, state, local and foreign laws, rules, regulations, orders, decrees, judgments, legally binding agreements or Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, human health or the environment

     (including ambient air, surface water, groundwater, land surface or subsurface strata);

          (3) "HAZARDOUS MATERIALS" means (x) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls; and (y) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law; and

          (4) "RELEASE" means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

          SECTION 3.16. INTELLECTUAL PROPERTY. The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, domain names and other proprietary intellectual property rights and computer programs (collectively, "INTELLECTUAL PROPERTY RIGHTS") which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. No claims are pending or, to the knowledge of the Company, threatened that the Company or any Company Subsidiary is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right, except for any such claims that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no person is infringing the rights of the Company or any Company Subsidiary with respect to any Intellectual Property Right, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          SECTION 3.17. BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Lazard Freres & Co. LLC ("LAZARD"), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Lazard relating to the Merger and the other Transactions.

          SECTION 3.18. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Lazard, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of the Company Common Stock is fair from a financial point of view to such holders, a signed copy of which opinion shall be delivered to Parent as soon as reasonably practicable following the date of this Agreement.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

          Parent and Sub, jointly and severally, represent and warrant to the Company that:

          SECTION 4.01. ORGANIZATION, STANDING AND POWER. Each of Parent and Sub
(a) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, other than defects in such organization, existence or good standing that, individually and in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, and (b) has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such corporate power and authority, franchises, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

          SECTION 4.02. SUB; EQUITY INTERESTS. (a) Since the date of its incorporation, neither Parent nor Sub has carried on any business, conducted any operations or incurred any obligations or liabilities other than (i) the execution of this Agreement and (A) in the case of Parent, the Equity Commitment Letters and (B) in the case of Sub, the Debt Commitment Letter and the other agreements referred to therein, (ii) the performance of its obligations hereunder and thereunder, and (iii) matters ancillary hereto and thereto.

          (b) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $1.00 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

          (c) As of the date of this Agreement, neither Parent nor Sub owns any shares of Company Common Stock. None of Parent or any of its affiliates is (i) an "interested stockholder" (as defined in Section 203 of the DGCL) of the Company or (ii) an "Interested Shareholder" or an "Affiliate" of an Interested Shareholder (as each such term is defined in Article Eleventh of the Company Charter).

          (d) For purposes of the Notification and Report Form to be filed under the HSR Act in connection with the Merger, Parent is its own ultimate parent entity. To the knowledge of Parent, Ripplewood Partners II, L.P. does not have any controlled affiliate that receives a material amount of its revenues from the production of home and commercial appliances of the type produced by the Company.

          SECTION 4.03. AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other Transactions to be performed or consummated by Parent or Sub, as the case may be. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the Merger and the other Transactions to be performed or consummated by Parent or Sub, as the case may be, have been duly authorized by all necessary corporate action on the part of Parent and Sub. Parent, as sole stockholder of Sub, shall adopt this Agreement as soon as reasonably practicable following its execution. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights, and to general equity principles.

          SECTION 4.04. NO CONFLICTS; CONSENTS. (a) The execution and delivery by each of Parent and Sub of this Agreement, do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without the lapse of time or the giving of notice, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the charter or organizational documents of Parent or any of its subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in
Section 4.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

          (b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) any additional consents and filings under any foreign Antitrust Law (including, if applicable, the Competition Act (Canada)) or under the Investment Canada Act (Canada), (iii) the filing with the SEC of such reports under, or other applicable requirements of, the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) compliance with and such filings as may be required under applicable Environmental Laws, (vi) such filings as may be required in connection with the Taxes described in Section 6.09, (vii) filings under any applicable state takeover Law, (viii) such of the foregoing as may be required in connection with the Debt Financing and (ix) such other items that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

          SECTION 4.05. INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the

Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          SECTION 4.06. BROKERS. No broker, investment banker, financial advisor or other person, other than Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Deutsche Bank Securities Inc., any fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent.

          SECTION 4.07. FINANCING. (a) Sub has received and accepted and agreed to a commitment letter dated May 19, 2005 (the "DEBT COMMITMENT LETTER") from the lenders party thereto (collectively, the "LENDERS") relating to the commitment of the Lender to provide the debt financing required to consummate the Merger on the terms contemplated by this Agreement, to refinance certain existing indebtedness of the Company and to pay related fees and expenses. The debt financing required to consummate the Merger, to refinance certain existing indebtedness of the Company and to pay related fees and expenses is collectively referred to in this Agreement as the "DEBT FINANCING".

          (b) Sub has received and accepted and agreed to commitment letters dated May 19, 2005 (the "EQUITY COMMITMENT LETTERS" and, together with the Debt Commitment Letter, the "COMMITMENT LETTERS") from certain persons (collectively, the "EQUITY INVESTORS") relating to the commitment of the Equity Investors to provide the cash equity required to consummate the Merger on the terms contemplated by this Agreement, to refinance certain existing indebtedness of the Company and to pay related fees and expenses. The cash equity required to consummate the Merger, to refinance certain existing indebtedness of the Company and to pay related fees and expenses is collectively referred to in this Agreement as the "CASH EQUITY" (the Cash Equity, together with the Debt Financing, is collectively referred to as the "FINANCING"). Complete and correct copies of the executed Commitment Letters have been provided to the Company.

          (c) Subject to its terms and conditions, the Financing, when funded in accordance with the Commitment Letters, shall provide Sub with acquisition financing at the Effective Time sufficient to consummate the Merger on the terms contemplated by this Agreement, to refinance certain existing indebtedness of the Company and to pay related fees and expenses.

          (d) As of the date of this Agreement, the Commitment Letters are valid, binding and in full force and effect and no event within the direct control of Parent or Sub has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach or an incurable failure to satisfy a condition precedent on the part of Parent or Sub under the terms and conditions of the Commitment Letters, other than any such default or breach that has been waived by the Lenders or the applicable Equity Investor, as the case may be, or otherwise cured in a timely manner by Parent or Sub to the satisfaction of the Lenders or such Equity Investor, as the case may be. As of the date of this Agreement, Parent or Sub has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement.

          SECTION 4.08. SOLVENCY. Assuming that the statements in the following clauses (a) through (d) are true and correct with respect to the Company and the Company Subsidiaries, on a consolidated basis, immediately prior to the Effective Time without reference to the transactions contemplated hereby and the indebtedness to be incurred in connection therewith or the manner in which Parent and Sub propose to conduct the business of the Surviving Corporation and its subsidiaries after the Effective Time, immediately after the Effective Time
(a) the fair value of the assets of the Surviving Corporation and its subsidiaries, on a consolidated basis, shall exceed the amount of all liabilities of the Surviving Corporation and its subsidiaries, on a consolidated basis, contingent or otherwise, (b) the present fair saleable value of the assets of the Surviving Corporation and its subsidiaries, on a consolidated basis, shall be greater than the amount that shall be required to pay the probable liability of the Surviving Corporation and its subsidiaries, on a consolidated basis, on their debts and other liabilities as such debts and other liabilities become absolute and matured, (c) the Surviving Corporation and its subsidiaries, on a consolidated basis, shall not have an unreasonably small amount of capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Effective Time and (d) the Surviving Corporation and its subsidiaries, on a consolidated basis, shall be able to pay their debts and other liabilities as such debts and other liabilities become absolute and matured.

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

          SECTION 5.01. CONDUCT OF BUSINESS. (a) CONDUCT OF BUSINESS BY THE COMPANY. Except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use commercially reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement or required in connection with the Debt Financing, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of
Parent:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of (in each case, whether in cash, stock or property), any of its capital stock, other than (1) dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent and (2) quarterly cash dividends with respect to the Company Common Stock not in excess of $0.09 per share, with usual declaration, record and payment dates, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, other than any such issuance by a direct or indirect wholly owned Company Subsidiary to its parent, or (C) purchase, redeem or otherwise acquire any
     (1) shares of capital stock of the Company or any Company Subsidiary, (2) any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (3) any options, warrants, rights, securities, units, commitments, contracts, arrangements or undertakings of any kind that give any person the right to receive any economic benefit and rights accruing to holders of capital stock of the Company or any Company Subsidiary;

          (ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities, (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units or (E) any options, warrants, rights, securities, units, commitments, Contracts, arrangements or undertakings of any kind that give any person the right to receive any economic benefits and rights accruing to holders of capital stock of the Company or any Company Subsidiary, other than the issuance of shares of its capital stock by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary and other than the issuance of Company Common Stock (and associated Company Rights) (1) upon the exercise of Company Employee Stock Options or rights under the ESPP outstanding as of the date of this Agreement and only if and to the extent required by their terms as in effect on the date of this Agreement and (2) with respect to rights outstanding as of the date of this Agreement under restricted stock units, performance stock rights and deferred compensation plans as set forth in Section 3.03 of the Company Disclosure Letter and only if and to the extent required by their terms in effect on the date of this Agreement;

          (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

          (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except (x) purchases of inventory in the ordinary course of business consistent with past practice and (y) acquisitions of assets pursuant to capital expenditures budgeted in the Company's 2005 Capital Budget set forth in Section 5.01(a) of the Company Disclosure Letter under the column entitled "March (3+9) Forecast";

          (v) except as required under applicable Law or the terms of any plan or agreement in effect on the date of this Agreement, (A) grant to any Participant any loan or increase in compensation, except for any such increase in compensation made in the ordinary course of business consistent with past practice and made to any Participant that is not a Primary Company Executive, (B) grant to any Participant any increase in severance, change in control or termination pay or benefits, or pay any bonus to any Participant, except for bonuses paid to Participants (other than Excluded Participants) in the ordinary course of business consistent with past practice, (C) enter into any employment, change in control, loan, retention, consulting, indemnification, severance, termination or similar agreement with any Participant, except (x) in the ordinary course of business consistent with past practice in connection with new hires to replace departed key employees, (y) in the ordinary course of business consistent with past practice in connection with promotions made in the ordinary course of business consistent with past practice (except, in the case of clauses (x) and (y), any change in control agreements) and (z) for severance arrangements entered into with Participants (other than Excluded Participants) in the ordinary course of business consistent with past practice after consultation in good faith with Parent), (D) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or Company Benefit Agreement, (E) establish, adopt, enter into, terminate or amend any collective bargaining agreement or other labor union Contract, Company Benefit Plan or Company Benefit Agreement, (F) pay or provide to any Participant any benefit not provided for under a Company Benefit Plan or Company Benefit Agreement as in effect on the date hereof other than the payment of base compensation, severance (but only to the extent that such severance is paid (x) after consultation in good faith with Parent and (y) to Participants other than Excluded Participants) and bonuses not otherwise prohibited by clause (B) of this
     Section 5.01(a)(v), in each case, in the ordinary course of business consistent with past practice, (G) grant any incentive awards under any Company Benefit Plan (including the grant of Company Employee Stock Options, stock appreciation rights, performance units, performance shares, restricted stock, stock purchase rights or other stock-based or stock-related awards or the removal or modification of existing restrictions in any Contract, Company Benefit Plan or Company Benefit Agreement on incentive awards made thereunder), or (H) take any action to accelerate any material rights or benefits, including vesting and payment, under any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement (for the avoidance of doubt, under no circumstances shall any voluntary contributions to the US Pension Plan not prohibited by
     Section 5.01(a)(xiii) be deemed prohibited under this Section 5.01(a)(v) or under any other sub-clause of this Section 5.01(a));

          (vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

          (vii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any material properties or assets, except pursuant to contracts or agreements in effect as of the date of this Agreement and sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice;

          (viii)(A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than any such indebtedness or guarantees among the Company and the direct or indirect wholly owned Company Subsidiaries or among the direct and indirect wholly owned Company Subsidiaries), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings
     (1) incurred in the ordinary course of business consistent with past practice or (2) for working capital purposes; or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned Company Subsidiary;

          (ix) make or agree to make any capital expenditures other than those capital expenditures budgeted in the Company's 2005 Capital Budget set forth in Section 5.01(a) of the Company Disclosure Letter under the column entitled "March (3+9) Forecast";

          (x) make or change any material Tax election or settle or compromise any material Tax liability or refund, other than in the ordinary course of business consistent with past practice or as required by applicable Law;

          (xi) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value, (C) waive the benefits of, or agree to modify in any manner, any confidentiality or similar agreement (excluding any standstill provision in any such agreement in effect as of the date of this Agreement) to which the Company or any Company Subsidiary is a party or (D) waive the benefits of, or agree to modify in any manner, any standstill agreement in effect as of the date of this Agreement to which the Company or any Company Subsidiary is a party;

          (xii) permit any insurance policy or arrangement naming or providing for it as a beneficiary or a loss payable payee to be canceled or terminated (unless such policy or arrangement is canceled or terminated in the ordinary course of business and concurrently replaced with a policy or arrangement with substantially similar coverage) or materially impaired;

          (xiii) other than (x) minimum contributions to the US Pension Plan required to be made under Section 412 of the Code and (y) additional contributions to the US Pension Plan in the minimum amount necessary to satisfy the PBGC Variable Rate Premium exemption described in PBGC Regulations Section 4006.5(a)(5) (which additional contributions under this clause (y) shall not be made (1) prior to September 1, 2005 or (2) without first consulting in good faith with Parent, on or after September 1, 2005), make any contributions to the US Pension Plan (A) prior to September 1, 2005 or (B) without first discussing in good faith with Parent and giving Parent the opportunity to offer an alternative course of action (it being understood, for the avoidance of doubt, that the final determination as to whether to make such contributions on or after September 1, 2005 shall be made by the Company in its sole discretion), on or after September 1, 2005, PROVIDED that, in respect of any contribution made to the US Pension Plan pursuant to this clause (B), the aggregate amount of such contribution shall not exceed the excess of $100,000,000 over the aggregate amount of all contributions made to the US Pension Plan since January 1, 2005 (including, for the avoidance of doubt, all contributions made in 2005 previously or contemporaneously pursuant to clauses (x) and (y) of this
     Section 5.01(a)(xiii)); or

          (xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

For the purposes of this Section 5.01(a), "EXCLUDED PARTICIPANTS" shall mean those Participants (1) listed in Items 1 and 2 of Section 3.10(b) of the Company Disclosure Letter or (2) that are otherwise employed with the Company at the level of director or at any more-senior level of employment.

          (b) OTHER ACTIONS. The Company shall not, and shall not permit any of the Company Subsidiaries to, take any action that would reasonably be expected to result in any condition to the Merger set forth in Article VII not being satisfied.

          (c) ADVICE OF CHANGES. The Company shall promptly advise Parent orally and in writing of any event, change, effect, development, condition or occurrence that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

          (d) CONSULTATION. In connection with the continuing operation of the business of the Company and the Company Subsidiaries between the date of this Agreement and the Effective Time, the Company shall use reasonable efforts to consult in good faith on a regular basis with the representatives of Parent to report material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested in writing by Parent or its representatives; PROVIDED that the consultation required by this Section 5.01(d) shall be conducted in a manner so as not to disrupt in any material respect the business of the Company and the Company Subsidiaries. Parent and Sub acknowledge that neither Parent nor Sub shall have any approval rights under this Section 5.01(d). The Company acknowledges that any such consultation shall not constitute a waiver by either Parent or Sub of any rights it may have under this Agreement and that neither Parent nor Sub shall have any liability or responsibility for any actions of the Company, any Company Subsidiary or any of their respective directors or officers with respect to matters that are the subject of such consultations.

          SECTION 5.02. NO SOLICITATION. (a) During the period beginning on the date of this Agreement and continuing until 12:01 a.m. (EST) on June 18, 2005 (the "SOLICITATION PERIOD END DATE"), the Company and any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, "REPRESENTATIVES") of, the Company or any Company Subsidiary shall be permitted to (i) directly or indirectly solicit, initiate or encourage the submission of a Company Takeover Proposal and (ii) directly or indirectly participate in discussions or negotiations regarding, and furnish to any person information with respect to, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal; PROVIDED, HOWEVER, that (A) the Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any Representative of the Company or any Company Subsidiary to, provide to any person any non-public information (other than any immaterial non-public information) with respect to the Company or any Company Subsidiary without first entering into a customary confidentiality agreement with such person that is not less restrictive of the other party than the Confidentiality Agreement (excluding the provisions of the eleventh paragraph thereof) and (B) the Company shall promptly provide to Parent any non-public information concerning the Company or any Company Subsidiary that is provided to such person or its Representatives which was not previously provided to Parent.

        (b) Subject to Section 5.02(c), from the Solicitation Period End Date until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, the Company shall not, nor shall it authorize or permit any Company Subsidiary to, and the Company shall direct and use its reasonable best efforts to cause the Representatives of the Company or any Company Subsidiary not to, (i) directly or indirectly solicit, initiate or encourage the submission of any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any Company Subsidiary, whether or not such person is purporting to act on behalf of the Company or any Company Subsidiary or otherwise, shall be deemed to be a breach of this Section 5.02(b) by the Company. Subject to Section 5.02(c), on the Solicitation Period End Date, the Company shall immediately cease and cause to be terminated any existing solicitation, encouragement, discussion, negotiation or other action permitted by Section 5.02(a) conducted by the Company, any Company Subsidiary or any of their respective Representatives with respect to a Company Takeover Proposal.

          (c) Notwithstanding anything to the contrary in Section 5.02(b), from the Solicitation Period End Date and prior to the receipt of the Company Stockholder Approval, the Company may, in response to an unsolicited Company Takeover Proposal which did not result from a breach of Section 5.02(b), or a solicited Company Takeover Proposal which did not result from a breach of
Section 5.02(a), and which, in either case, the Company Board determines, in good faith, after consultation with outside counsel and financial advisors, may reasonably be expected to lead to a transaction (i) more favorable from a financial point of view to the holders of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal, and this Agreement (including any amendment to the terms of this Agreement and the Merger in effect as of the date of such determination) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal, and subject to compliance with Section 5.02(e), (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such Company Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement (excluding the provisions of the eleventh paragraph thereof) and (y) participate in discussions or negotiations with such person and its Representatives regarding any Company Takeover Proposal; PROVIDED, HOWEVER, that the Company shall promptly provide to Parent any non-public information concerning the Company or any Company Subsidiary that is provided to the person making such Company Takeover Proposal or its Representatives which was not previously provided to Parent.

          (d) Subject to Section 8.01(e), neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or publicly propose to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if, prior to receipt of the Company Stockholder Approval, the Company Board determines in good faith, after consultation with outside counsel, that failure to so withdraw or modify its recommendation of the Merger and this Agreement would be inconsistent with the

Company Board's exercise of its fiduciary duties, the Company Board or any committee thereof may withdraw or modify its recommendation of the Merger and this Agreement.

        (e) The Company promptly shall advise Parent orally and in writing of any Company Takeover Proposal or, following the Solicitation Period End Date, any inquiry with respect to or that would reasonably be expected to lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry. The Company shall keep Parent reasonably informed of the status (including any change to the terms thereof) of any such Company Takeover Proposal or inquiry.

        (f) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law.

        (g) For purposes of this Agreement:

          "COMPANY TAKEOVER PROPOSAL" means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 20% of its equity securities as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company, in each case other than the Merger.

          "SUPERIOR COMPANY PROPOSAL" means any proposal made by a third party to acquire all or substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, (i) on terms which the Company Board determines in good faith, after consultation with the Company's outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal, and this Agreement (including any proposal by Parent to amend the terms of this Agreement and the Merger) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; PROVIDED that the Company Board shall not so determine that any such proposal is a Superior Company Proposal prior to the time that is 48 hours after the time at which the Company has complied in all material respects with Section 5.02(e) with respect to such proposal.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

          SECTION 6.01. PREPARATION OF PROXY STATEMENT; STOCKHOLDERS MEETING.
(a) The Company shall, as soon as reasonably practicable following the date of this Agreement, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and, if required by the SEC, mail to its stockholders such amendment or supplement. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing with or, if necessary, clearance from the SEC. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all reasonable comments proposed by Parent.

          (b) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY STOCKHOLDERS MEETING") for the purpose of seeking the Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, except to the extent that the Company Board shall have withdrawn or modified its recommendation of this Agreement or the Merger as permitted by Section 5.02(d). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) the withdrawal or modification by the Company Board of its recommendation of this Agreement or the Merger.

          SECTION 6.02. ACCESS TO INFORMATION; CONFIDENTIALITY. The Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. All information exchanged pursuant to this
Section 6.02 shall be subject to the confidentiality agreement dated September 27, 2004 between the Company and Ripplewood Holdings L.L.C. (the "CONFIDENTIALITY AGREEMENT").

          SECTION 6.03. REASONABLE BEST EFFORTS; NOTIFICATION. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions (other than the Financing), including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary Consents or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have vacated or reversed any decree, order or judgment entered by any court or other Governmental Entity that would restrain, prevent or delay the Closing and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions (other than the Financing) and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) use their reasonable best efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, use their reasonable best efforts to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions. Parent and Sub shall use their reasonable best efforts to obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (A) negotiate definitive agreements with respect to the Debt Financing consistent with the terms and conditions contained therein and (B) satisfy on a timely basis all conditions in such definitive agreements the satisfaction of which are within the control of Parent or Sub. Parent and Sub shall use their reasonable best efforts to comply with their respective obligations, and enforce their respective rights, under the Commitment Letters. Parent shall give the Company prompt notice of any material breach by any party to the Commitment Letters of which Parent has become aware or any termination of the Commitment Letters. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the proceeds of the Financing and shall not permit any amendment or modification to, or any waiver of any material provision or remedy under, the Commitment Letters if such amendment, modification, waiver or remedy (x) reduces the aggregate amount of the

Financing, (y) amends the conditions to the drawdown of the Financing or (z) is adverse to the interests of the Company, in each case, in any material respect. The Company shall also use reasonable best efforts to assist and cooperate with Parent and Sub in connection with their efforts to obtain the proceeds of the Debt Financing, including providing reasonably required information relating to the Company and the Company Subsidiaries to the financial institution or institutions providing the Debt Financing and executing and delivering, and causing the Company Subsidiaries to execute and deliver, customary certificates, legal opinions (which may be reasoned, if counsel reasonably believes it cannot give the opinion otherwise) or other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Debt Financing as may be reasonably requested by Parent in connection with the Debt Financing; PROVIDED, HOWEVER, that no obligation of the Company or any Company Subsidiary under any such certificate, document or instrument shall be effective until the Effective Time and none of the Company or any Company Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time. Subject to applicable Law relating to the exchange of information, the Company and Parent and their respective counsel shall have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other Transactions. The Company and Parent shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Merger or the other Transactions.

          (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (c) As soon as reasonably practicable following the execution of this Agreement, Parent, in its capacity as the sole stockholder of Sub, shall adopt this Agreement.

          (d) In the event that the Closing shall occur, simultaneously with the Closing, Parent shall cause the Company or the Surviving Corporation to repay in full (i) any Obligations (as such term is defined in the Loan and Security Agreement dated as of October 31, 2002 (as amended, the "LOAN AGREEMENT"), among the Company, the Company Subsidiaries, Bank of America, National Association, as administrative agent, and the other lenders named therein) outstanding under the Loan Agreement and (ii) any obligations outstanding under the ABL Facility (as such term is defined in Section 5.01(a) of the Company Disclosure Letter), in each case, to the extent required to avoid a default thereunder (it being understood and agreed that, if the aggregate of such Obligations and obligations exceed a certain amount, the Closing may not occur as a result of the terms and conditions of the Debt Commitment Letter not being satisfied, in which case Parent shall have no obligations under this
Section 6.03(d)).

          SECTION 6.04. STOCK OPTIONS; ESPP. (a) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions as shall provide for the following:

          (i) adjust the terms of all outstanding Company Employee Stock Options, whether vested or unvested, to provide that the Company Employee Stock Options outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and exercisable solely for the right to receive cash in an amount equal to the Merger Consideration; and

          (ii) make such other changes to the Company Stock Plans as the Company and Parent may agree are appropriate to give effect to the Transactions.

          (b) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee of the Company Board administering the ESPP), shall adopt such resolutions or take such other actions as may be required to provide that with respect to the ESPP, (i) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement and (ii) no purchase period shall be commenced after the date of this Agreement.

          (c) All amounts payable to holders of the Company Employee Stock Options pursuant to Section 6.04(a) shall be subject to any required withholding of Taxes and shall be paid without interest as soon as practicable following the Effective Time.

          (d) In this Agreement:

          "COMPANY EMPLOYEE STOCK OPTION" means any option to purchase Company Common Stock (exclusive of rights under the ESPP) granted under the Company Stock Plans or otherwise.

          "COMPANY SAR" means any stock appreciation right linked to the price of Company Common Stock and granted under the Company Stock Plans or otherwise.

          "COMPANY STOCK PLANS" mean the 2002 Employee and Director Stock Incentive Plan, the 1998 Non-Employee Directors' Stock Option Plan, the 2000 Employee Stock Incentive Plan, the 1996 Employee Stock Incentive Plan, the 1992 Stock Option Plan for Executives and Key Employees, the 1989 Stock Option Plan for Non-Employee Directors and the ESPP.

          "ESPP" means the Company's Employee Discount Stock Purchase Plan.

          SECTION 6.05. BENEFIT PLANS. (a) Subject to all applicable collective bargaining agreements, from the Effective Time through December 31, 2005, except as set forth below, Parent shall either (A) maintain or cause the Surviving Corporation to maintain the Company Benefit Plans (other than plans providing for the issuance of Company Common Stock or based on the value of Company Common Stock) at the benefit levels in effect on the date of this Agreement or (B) provide or cause the Surviving Corporation to provide to employees of the Company and the Company Subsidiaries who remain employed by the Surviving Corporation and its subsidiaries benefits (other than benefits under plans providing for the issuance of Company Common Stock or based on the value of Company Common Stock) that, taken as a whole, are comparable in the aggregate to those provided to such employees immediately prior to the Effective Time (it being understood and agreed that modifications to Company Benefit Plans that have been announced to participants or planned and otherwise disclosed to Parent but not yet implemented as of the Effective Time shall be taken into account for purposes of the foregoing). Without limiting the foregoing, Parent agrees that, with respect to service through December 31, 2005, it shall, or shall cause the Surviving Corporation to, maintain the employer matching contribution component of the Maytag Corporation Salary Savings Plan without reduction; PROVIDED, HOWEVER, that such employer matching contributions shall be made in cash following the Effective Time). Parent and the Company agree and acknowledge that consummation of the Transactions shall constitute a "change of control" for purposes of each applicable Company Benefit Plan and Company Benefit Agreement. Nothing herein shall be construed to prohibit Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan in accordance with the terms thereof and with applicable Law, so long as they comply with the requirements of this Section 6.05.

          (b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company Benefit Plans and Company Benefit Agreements disclosed in Sections 3.10(b) and 3.11(a) of the Company Disclosure Letter (subject, in each case, to the right of Parent or the Surviving Corporation to amend or terminate a Company Benefit Plan or Company Benefit Agreement in accordance with the terms thereof and with applicable Law). For purposes of eligibility, vesting and benefit accrual (other than benefit accrual under defined benefit pension plans) under the employee benefit plans of Parent and its subsidiaries providing benefits after the Effective Time to any employee of the Company or any Company Subsidiary immediately prior to the Effective Time (all such plans, collectively, the "NEW PLANS"), each such employee shall be credited with all years of service for which such employee was credited before the Effective Time under any comparable Company Benefit Plans, except where such crediting would lead to a duplication of benefits. In addition and without limiting the generality of the foregoing, (i) Parent shall use its commercially reasonable efforts to cause each employee of the Company or any Company Subsidiary immediately prior to the Effective Time to be immediately eligible to participate, without any waiting period, in any and all New Plans to the extent coverage under any such New Plan replaces coverage under a comparable Company Benefit Plan in which such employee participated immediately prior to the Effective Time (all such plans, collectively, the "OLD PLANS"), (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any such employee, Parent shall use its commercially reasonable efforts to cause all pre-existing condition exclusions, limitations and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependent (to the extent such exclusions, limitations and actively-at-work requirements were waived or satisfied as of the Effective Time under the corresponding Old Plan) and (iii) all deductibles, coinsurance and maximum out-of-pocket expenses incurred by such employee and his or her covered dependents under any Old Plan during the portion of the plan year of such Old Plan ending on the date such employee's participation in the corresponding New Plan begins shall be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

          (c) Nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue the employment of any specific person.

          (d) The Company may provide up to $3,000,000 as a retention pool (the "RETENTION POOL") for the purposes of retaining the services of employees of the Company and the Company Subsidiaries ("COMPANY EMPLOYEES") who are key employees. The Chief Executive Officer of the Company shall determine, subject to approval by (i) the Company Board and (ii) Parent (in the case of (ii), such approval not to be unreasonably withheld), the Company Employees eligible to receive retention awards from the Retention Pool (each, a "RETENTION BONUS") and any criteria for payment of the Retention Bonus, and shall determine the final allocation of payments from the Retention Pool. Any Retention Bonus shall be intended to retain the services of the recipient through, and shall be payable (if such recipient still remains employed by the Company and the Company Subsidiaries at such time) on, the Closing Date. Notwithstanding anything to the contrary in this Section 6.05(d), no Primary Company Executive shall receive any award or payment from the Retention Pool.

          (e) Parent shall cause the Company to continue to maintain the Company's 2005 annual bonus plans set forth in Section 6.05(e) of the Company Disclosure Letter (the "BONUS PLANS") for the 2005 calendar year and to pay Company Employees the aggregate of all bonus amounts due under such Bonus Plans pursuant to the objective formulae set forth therein (including formulae approved thereunder by the Company or the Company Board, or a committee thereof, prior to the date of this Agreement and previously provided to Parent), based on the performance of the Company and its operating units, without adjusting such total for individual performance; PROVIDED, HOWEVER, that Parent shall determine, in its sole discretion, the portion of such aggregate bonus amounts that may be payable to any particular Company Employee so long as such bonus amounts are fully paid in the aggregate to the Company Employees. Company performance in respect of calculations to be made under the Bonus Plans for the 2005 calendar year shall be calculated without taking into account any expenses or costs related to or arising out of the Transactions or any non-recurring charges that would not reasonably be expected to have been incurred had the Transactions not occurred.

          (f) From the Effective Time through the first anniversary of the Effective Time, (i) Company Employees below the level of Director shall continue to participate in the Maytag Corporation Separation Pay and Benefits Plan (the "SEVERANCE PLAN"), (ii) Company Employees at the levels of Director and above shall be eligible for severance benefits pursuant to the plan set forth in
Section 6.05(f) of the Company Disclosure Letter, and (iii) none of the Severance Plan, the Maytag Corporation Separation of Employment Plan, or the plan set forth in Section 6.05(f) of the Company Disclosure Letter shall be amended in any manner adverse to the Company Employees.

          SECTION 6.06. INDEMNIFICATION. (a) Parent shall, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all the Company's obligations to indemnify the current or former directors or officers of the Company for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company By-laws or individual indemnity agreements, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company By-laws and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. Parent shall, to the fullest extent permitted by Law, cause the Surviving Corporation to advance funds for expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding relating to the indemnification obligations referenced in the immediately preceding sentence in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall be ultimately determined that he or she is not entitled to the indemnification referenced in the immediately preceding sentence.

          (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; PROVIDED, HOWEVER, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the "MAXIMUM PREMIUM"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is $3,696,000.

          SECTION 6.07. FEES AND EXPENSES. (a) Except as provided in this
Section 6.07, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          (b) The Company shall pay to Parent a fee of $40,000,000 if: (i) Parent terminates this Agreement pursuant to Section 8.01(d); (ii) (A) after the date of this Agreement and prior to the termination of this Agreement pursuant to Article VIII, any person makes a Company Takeover Proposal or amends a Company Takeover Proposal made prior to the date of this Agreement, (B) this Agreement is terminated by either the Company or Parent pursuant to Section 8.01(b)(i) (and prior to such termination the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement) or 8.01(b)(iii) (but only if a Company Takeover Proposal is publicly announced at or prior to the time of the Company Stockholder Meeting) or by Parent pursuant to Section 8.01(c) and (C) within 12 months after the date of such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Company Takeover Proposal; or
(iii) the Company terminates this Agreement pursuant to Section 8.01(e). Any fee due under this Section 6.07(b) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (ii) above, such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions). Solely for the purposes of Section 6.07(b)(ii), the term "Company Takeover Proposal" shall have the meaning assigned to such term in
Section 5.02(g), except that all references to "20%" shall be changed to "40%". The Company acknowledges that the agreements contained in this Section 6.07(b) are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 6.07(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 6.07(b), the Company shall pay to Parent interest on the amounts set forth in this Section 6.07(b) from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate of JPMorgan Chase Bank in effect on the date such payment was required to be made, together with reasonable legal fees and expenses incurred in connection with such suit. It is expressly understood that in no event shall the Company be required to pay the fee referred to in this Section 6.07(b) on more than one occasion.

          (c) The Company shall reimburse Parent and Sub, in an aggregate amount not to exceed $12,500,000, for all their out-of-pocket expenses actually incurred in connection with this Agreement, the Merger and the other Transactions if this Agreement is terminated pursuant to Section 8.01(b)(iii) or 8.01(c); PROVIDED, HOWEVER, that no such reimbursement shall be required if the Company is otherwise obligated to make a payment to Parent pursuant to Section 6.07(b). Such reimbursement, if any, shall be paid upon demand following such termination.

          SECTION 6.08. PUBLIC ANNOUNCEMENTS. Each of Parent and Sub, on the one hand, and the Company, on the other hand, shall use its reasonable best efforts to consult with each other before issuing, and, to the extent reasonably feasible, provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

          SECTION 6.09. TRANSFER TAXES. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("TRANSFER TAXES") incurred in connection with the Transactions shall be paid by either Sub or the Surviving Corporation, and the Company shall cooperate with Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company that are located in New York State and any information with respect to such property that is reasonably necessary to complete such Tax Returns.

          SECTION 6.10. RIGHTS AGREEMENTS; CONSEQUENCES IF RIGHTS TRIGGERED. The Company Board shall take all further actions (in addition to those referred to in Section 3.05(c)) requested in writing by Parent in order to render the Company Rights inapplicable to the Merger and the other Transactions. Except as approved in writing by Parent, the Company Board shall not (i) amend the Company Rights Agreement, (ii) redeem the Company Rights or (iii) take any action with respect to, or make any determination under, the Company Rights Agreement. If any Distribution Date or Share Acquisition Date occurs under the Company Rights Agreement at any time during the period from the date of this Agreement to the Effective Time, the Company and Parent shall make such adjustment to the Merger Consideration as the Company and Parent shall mutually agree so as to preserve the economic benefits that the Company and Parent each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other Transactions.

          SECTION 6.11. STOCKHOLDER LITIGATION. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any Transaction; PROVIDED, HOWEVER, that no such settlement shall be agreed to without Parent's consent, which consent shall not be unreasonably withheld.

          SECTION 6.12. RESIGNATION OF DIRECTORS OF THE COMPANY. Prior to the Effective Time, the Company shall cause each member of the Company Board to execute and deliver a letter, which shall not be revoked or amended prior to the Effective Time, effectuating his or her resignation as a director of the Company Board effective immediately prior to the Effective Time.

          SECTION 6.13. OTHER ACTIONS BY PARENT. Parent shall not, and shall use its reasonable best efforts to cause its affiliates not to, take any action that would reasonably be expected to result in any condition to the Merger set forth in
Article VII not being satisfied.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

          SECTION 7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) STOCKHOLDER APPROVAL. The Company shall have obtained the Company Stockholder Approval.

          (b) ANTITRUST. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any Consents and filings required prior to the Closing under any foreign Antitrust Law, the absence of which would reasonably be expected to (i) have a Company Material Adverse Effect or (ii) result in a criminal violation, shall have been obtained or made.

          (c) NO INJUNCTIONS OR RESTRAINTS. No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; PROVIDED, HOWEVER, that prior to asserting this condition, subject to Section 6.03, each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered.

          (d) SOLVENCY OPINION. Each of Parent and the Company shall have received a solvency opinion, in form and substance reasonably satisfactory to Parent and the Company, from a nationally recognized financial advisor that is regularly involved in the business of valuing companies and rendering solvency opinions and that is selected by the Company and reasonably satisfactory to Parent opining that both immediately prior to the Effective Time and on a pro forma basis immediately after giving effect to the consummation of the Merger and the other Transactions (including the Debt Financing and the application of the proceeds therefrom), the Company and the Surviving Corporation, as applicable, shall be solvent (as such term is customarily defined in such solvency opinions).

          SECTION 7.02. CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement that are qualified as to Company Material Adverse Effect shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing

Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to Company Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c) NO LITIGATION. There shall not be pending any suit, action or proceeding by any Governmental Entity or any other person, in each case that has arisen after the date of this Agreement and has a reasonable likelihood of success, relating to the Merger or any other Transaction and which (i) is reasonably likely to result in the Company or any Company Subsidiary being required to pay material damages or other amounts or (ii) otherwise is reasonably likely to have a Company Material Adverse Effect. As a result of any judgment or settlement in respect of any such suit, action or proceeding by any Governmental Entity or any other person, neither the Company nor any Company Subsidiary shall have paid, or shall be required to pay, (i) any material damages or other amounts or (ii) any amount that otherwise would reasonably be expected to have a Company Material Adverse Effect.

          (d) ABSENCE OF COMPANY MATERIAL ADVERSE EFFECT. Except as disclosed in the Company Disclosure Letter or in any Filed Company SEC Document, since the date of this Agreement there shall not have been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

          (e) FINANCING. Sub shall have received the proceeds of the Debt Financing from the Lenders.

          SECTION 7.03. CONDITION TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Sub set forth in this Agreement that are qualified as to Parent Material Adverse Effect shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to Parent Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND SUB. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (c) FINANCING. Sub shall have available at the Closing cash in an amount sufficient for the Surviving Corporation to provide the Paying Agent, concurrently with the Closing, cash necessary to pay for the shares of Company Common Stock to be converted into the right to receive cash proceeds pursuant to
Section 2.01(c).

          SECTION 7.04. FRUSTRATION OF CLOSING CONDITIONS. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Merger and the other Transactions as required by and subject to Section 6.03.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

          SECTION 8.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

          (a) by mutual written consent of Parent, Sub and the Company;

          (b) by either Parent or the Company:

               (i) if the Merger is not consummated on or before December 15, 2005 (the "OUTSIDE DATE"), unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; PROVIDED, HOWEVER, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger;

               (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

               (iii) if, upon a vote thereon at a duly held meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained;

          (c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured by the Outside Date (provided that neither Parent nor Sub is then in wilful and material breach of any representation, warranty or covenant contained in this Agreement);

          (d) by Parent:

               (i) if the Company Board or any committee thereof withdraws or modifies, in a manner adverse to Parent or Sub, or publicly proposes to withdraw or modify, in a manner adverse to Parent or Sub, its approval or recommendation of this Agreement or the Merger, fails to recommend to the Company's stockholders that they give the Company Stockholder Approval or approves or recommends, or publicly proposes to approve or recommend, any Company Takeover Proposal; or

               (ii) if (A) the Company or any of its officers, directors, employees, representatives or agents knowingly takes any of the actions that would be proscribed by Section 5.02 but for the exceptions therein allowing certain actions to be taken pursuant to
          Section 5.02(c) or the second sentence of Section 5.02(d), unless such action has only an immaterial effect on Parent, or (B) the Company gives Parent the notification contemplated by Section 8.05(b)(iii);

          (e) by the Company prior to receipt of the Company Stockholder Approval in accordance with Section 8.05(b); PROVIDED, HOWEVER, that the Company shall have complied with all provisions thereof, including the notice provisions therein; or

          (f) by the Company, if Parent or Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured by the Outside Date (provided that the Company is not then in wilful and material breach of any representation, warranty or covenant contained in this Agreement).

          SECTION 8.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.17,

Section 4.06, the last sentence of Section 6.02, Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement.

          SECTION 8.03. AMENDMENT. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; PROVIDED, HOWEVER, that after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

          SECTION 8.04. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. No extension or waiver by the Company shall require the approval of the stockholders of the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          SECTION 8.05. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. (a) A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver under this Agreement pursuant to Section 8.04 shall, in order to be effective, require in the case of Sub or the Company, action by its Board of Directors or, to the extent permitted by law, the duly authorized designee of its Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company.

          (b) The Company may terminate this Agreement pursuant to Section 8.01(e) only if (i) the Company Board has received a Superior Company Proposal,
(ii) in light of such Superior Company Proposal a majority of the disinterested directors of the Company shall have determined in good faith, after consultation with outside counsel, that the failure to withdraw or modify its recommendation of the Merger and this Agreement would be inconsistent with the Company Board's exercise of its fiduciary duty under applicable Law, (iii) the Company has notified Parent in writing of the determinations described in clause (ii) above,
(iv) at least five business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Company Proposal remains a Superior Company Proposal and a majority of the disinterested directors of the Company has again made the determinations referred to in clause (ii) above, (v) the Company is in compliance, in all material respects, with Section 5.02, (vi) the Company has previously paid the fee due under Section 6.07, (vii) the Company Board concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Company

Proposal and (viii) Parent is not at such time entitled to terminate this Agreement pursuant to Section 8.01(c) (assuming for purposes of this clause
(viii) that the Outside Date is the date of termination of this Agreement by the Company, except where the applicable breach or failure to perform is not wilful and material and is capable of being cured prior to the Outside Date).

                                   ARTICLE IX

                               GENERAL PROVISIONS

          SECTION 9.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          SECTION 9.02. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or Sub, to

              Triton Acquisition Holding Co.
                c/o Ripplewood Holdings L.L.C.
                One Rockefeller Plaza, 32nd Floor
                New York, NY 10020

                Attention: Christopher Minnetian

              with a copy to:

              Cravath, Swaine & Moore LLP
                Worldwide Plaza
                825 Eighth Avenue
                New York, NY 10019

                Attention:  Peter S. Wilson, Esq.
                            Mark I. Greene, Esq.

          (b) if to the Company, to

              Maytag Corporation
                403 West Fourth Street, North
                Newton, IA 50208

                Attention: Roger Scholten
                with a copy to:

              Wachtell, Lipton, Rosen & Katz
                51 West 52nd Street
                New York, NY 10019

                Attention: Richard D. Katcher, Esq.
                              James Cole, Jr., Esq.

          SECTION 9.03. DEFINITIONS. For purposes of this Agreement:

           An "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

           A "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, assets, financial condition, prospects or results of operations of the Company and the Company Subsidiaries, taken as a whole, other than any event, change, effect, development, condition or occurrence arising out of or relating to (i) general economic or political conditions in the United States of America or (ii) conditions generally affecting industries in which any of the Company or the Company Subsidiaries operates (except, in the case of clauses (i) and (ii) above, if the event, change, effect, development, condition or occurrence disproportionately impacts the business, assets, financial condition, prospects or results of operations of the Company and the Company Subsidiaries, taken as a whole), (b) the ability of the Company to perform its obligations under this Agreement or (c) the ability of the Company to consummate the Merger and the other Transactions to be performed or consummated by the Company.

           "KNOWLEDGE" means, with respect to the Company, the knowledge of any of Ralph Hake, George Moore, Roger Scholten or Steven Klyn.

           A "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on
(i) the ability of Parent or Sub, as the case may be, to perform its obligations under this Agreement (including the ability of Parent and Sub to obtain the Financing) or (ii) the ability of Parent or Sub, as the case may be, to consummate the Merger and the other Transactions to be performed or consummated by Parent or Sub, as the case may be.

           A "PERSON" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

           A "SUBSIDIARY" of any person means another person (a) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person, or (b) of which such first person is, in the case of a partnership, the general partner or, in the case of a limited liability company, the managing member.

          SECTION 9.04. INTERPRETATION; DISCLOSURE LETTER. When a reference is made in this Agreement to a Section or subsection, such reference shall be to a Section or subsection, as applicable, of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Any matter disclosed in any section of the Company Disclosure Letter shall be deemed disclosed only for the purposes of the specific Sections of this Agreement to which such section relates.

          SECTION 9.05. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          SECTION 9.06. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 9.07. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, taken together with the Company Disclosure Letter and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for Section 6.06 and except as otherwise provided in the Confidentiality Agreement, are not intended to confer upon any person other than the parties hereto any rights or remedies. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by holders of Certificates. For all purposes of this Agreement and the Confidentiality Agreement, the Confidentiality Agreement shall be deemed to be amended to add at the end of the last sentence of the first paragraph thereof the text ", other than RHJ International, Goldman Sachs Capital Partners and the J. Rothschild Group of Companies (each of which shall be deemed to be a "Representative" hereunder)".

          SECTION 9.08. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Delaware are mandatorily applicable to the Merger.

          SECTION 9.09. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 9.10. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York state court, any Federal court located in the State of New York or the State of Delaware, or the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court, any Federal court located in the State of New York or the State of Delaware, or the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any New York state court, any Federal court sitting in the State of New York or the State of Delaware or the Court of Chancery of the State of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any Transaction.

                            [Signature page follows.]

           IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.



                              TRITON ACQUISITION HOLDING CO.,

                                       by /s/ Christopher Minnetian
                                       ----------------------------

                                       Name: Christopher Minnetian
                                       Title:



                              TRITON ACQUISITION CO.,

                                       by /s/ Christopher Minnetian
                                       ----------------------------

                                       Name: Christopher Minnetian
                                       Title:



                              MAYTAG CORPORATION,

                                       by /s/ Roger K. Scholten
                                          ------------------------

                                       Name: Roger K. Scholten
                                       Title: Sr. V.P.

                                                                       EXHIBIT A

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              SURVIVING CORPORATION


                                    ARTICLE I

           The name of the corporation (hereinafter called the "Corporation") is "Maytag Corporation".

                                   ARTICLE II

           The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

           The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

           The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $1.00 per share. The holders of shares of Common Stock of the Corporation shall have no preemptive right to purchase or have offered to them for purchase any shares of Common Stock or other equity securities issued or to be issued by the Corporation.

                                    ARTICLE V

           The number of directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors of the Corporation. Any director or the entire Board of Directors of the Corporation may be removed, with or without cause, at any time by the holders of a majority of the shares of Common Stock then entitled to vote at an election of directors or by written consent of the stockholders.

                                   ARTICLE VI

           In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

                                   ARTICLE VII

Unless and except to the extent that the By-laws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

                                  ARTICLE VIII

           To the fullest extent from time to time permitted by law, no person who is or was a director of the Corporation shall be personally liable to any extent to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

                                   ARTICLE IX

          SECTION 1. Any person who is or was a director or officer of the Corporation, or of any other corporation, partnership, joint venture, trust or other enterprise for which he served as such at the request of the Corporation, shall in accordance with the provisions of this Article IX hereinafter set forth be indemnified by the Corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), to which he was or is a party, or is threatened to be made a party, by reason of his being or having been a director or officer of the Corporation or of such other corporation, partnership, joint venture, trust or other enterprise. The director or officer shall be entitled to such indemnification if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendre or its equivalent shall not, in itself, create a presumption that the person did not meet the standards of conduct set forth herein. In the case of any action or suit by or in the right of the Corporation to procure a judgment in its favor, such director or officer shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such expenses which the Delaware Court of Chancery or such other court shall deem proper.

          SECTION 2. To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 of this Article IX, or defense of any claim, issue or matter therein, he shall be entitled, as of right, to indemnification as provided in this Article IX. Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in
Section 1 of this Article IX. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum; (2) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum;
(3) if there are no such directors, or if such directors so direct, by independent legal counsel (who shall not be regular counsel of the Corporation and shall have generally recognized competence to advise upon the matter) in a written opinion; or (4) by the stockholders.

          SECTION 3. Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit or proceeding of the character described in this Article IX may be paid by the Company in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall be ultimately determined that he is not entitled to indemnification under this Article IX.

          SECTION 4. The rights of indemnification and advancement of expenses provided in or granted pursuant to this Article IX shall be in addition to any other rights to which any such director or officer may be entitled as a matter of law, under any contract, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and in the event of such person's death, such rights shall extend to his heirs and legal representatives. The foregoing rights shall be available whether or not such person continues to be a director or officer at the time of incurring or becoming subject to such liability or expenses and whether or not the claim asserted against him is based on matters which antedate the adoption of this
Article IX.

          SECTION 5. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article IX.

          SECTION 6. For purposes of this Article IX, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to such constituent corporation if its separate existence had continued.

          SECTION 7. For purposes of this Article IX, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article IX.

                                                                       EXHIBIT B


                               MAYTAG CORPORATION

                                     BYLAWS

                                     OFFICES

     1. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware, and the name of the registered agent in charge thereof is the Corporation Trust Company. The corporation may also have an office in the City of Newton, Jasper County, State of Iowa, and also offices at such other places as the board of directors may from time to time appoint or the business of the corporation may require.

                                      SEAL

     2. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words "Corporate Seal, Delaware."

                              STOCKHOLDERS MEETINGS

     3. Meetings of the stockholders may be held at such place as shall be determined by resolution of the board of directors.

     4. An annual meeting of the stockholders shall be held on such date and at such time and place as shall be fixed by resolution of the board of directors. Any previously scheduled annual or special meeting of the stockholders may be postponed by resolution of the board of directors upon public notice given prior to the date previously scheduled for such meeting of stockholders. At the annual meeting the stockholders shall elect directors of the class for which the term expires on such date and shall transact such other business as may properly be brought before the meeting.

      Except as otherwise provided by statute or the Certificate of Incorporation, the only business which properly shall be conducted at any annual meeting of the stockholders shall (i) have been specified in the written notice of the meeting (or any supplement thereto) given as provided in Bylaw 7, (ii) be brought before the meeting by or at the direction of the Board of Directors or the officer of the corporation presiding at the meeting or (iii) have been specified in a written notice (a "Stockholder Meeting Notice") given to the corporation, in accordance with all of the following requirements, by or on behalf of any stockholder who is entitled to vote at such meeting. Each Stockholder Meeting Notice must be delivered personally to, or be mailed to and received by, the secretary of the corporation at the principal executive offices of the corporation, in Newton, Iowa, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, the Stockholder Meeting Notice to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. For purposes of these Bylaws, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended. Each Stockholder Meeting Notice shall set forth: (i) a description of each item of business proposed to be brought before the meeting and the reasons for conducting such business at the annual meeting; (ii) the name and record address of the stockholder proposing to bring such item of business before the meeting; (iii) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date shall then have been made publicly available) and as of the date of such Stockholder Meeting Notice and; (iv) all other information which would be required to be included in a proxy statement filed with the Securities and Exchange Commission if, with respect to any such item of business, such stockholder were a participant in a solicitation subject to Section 14 of the Securities Exchange Act of 1934 as amended. No business shall be brought before any annual meeting of stockholders of the corporation otherwise than as provided in this Bylaw 4; provided, however, that nothing contained in this Bylaw 4 shall be deemed to preclude discussion by any stockholder of any business properly brought before the annual meeting. The officer of the corporation presiding at the annual meeting of stockholders shall, if the facts so warrant, determine that business was not properly brought before the meeting in accordance with the provisions of this Bylaw 4 and, if he should so determine, he should so declare to the meeting and any such business so determined to be not properly brought before the meeting shall not be transacted.

     5. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person, or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws. The officer of the corporation presiding at the meeting or a majority of the shares so represented may adjourn the meeting from time to time, whether or not there is such a quorum present. Notice of the time or place of an adjourned meeting shall be given only as required by law. The stockholders present at a duly called meeting may continue to transact business until adjournment, notwithstanding the withdrawal of sufficient stockholders to constitute the remaining stockholders less than a quorum. At such adjourned meeting at which the requisite amount of voting stock shall be represented any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

     6. At each meeting of the stockholders every stockholder having the right to vote shall be entitled to vote in person or may authorize another person or persons to act for such stockholder as proxy by the methods provided in Section 212 of the General Corporation Law of the State of Delaware, as in effect from time to time. No such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Each stockholder shall have one vote for each share of stock having voting power, registered in his name on the books of the corporation. The vote for directors, and upon the demand of any stockholder, the vote upon any question before the meeting, shall be by ballot. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.

     7. Written notice of the annual meeting shall be prepared and mailed by the corporation to each stockholder entitled to vote thereat at such address as appears on the stock book of the corporation at least ten and not more than sixty days prior to the meeting.

     8. A complete list of the stockholders entitled to vote at the ensuing meeting, arranged in alphabetical order, with the address of each, and the number of voting shares held by each, shall be prepared by the secretary and filed in the office where the meeting is to be held, at least ten days before every meeting of stockholders, and shall, during the usual hours of business during such ten day period, and during the whole time of said meeting of stockholders, be open to the examination of any stockholder for any purpose germane to the meeting.

     9. Special meetings of stockholders of the corporation may be called only by the board of directors pursuant to a resolution approved by a majority of the whole board of directors. Any previously scheduled annual or special meeting of the stockholders may be postponed by resolution of the board of directors upon public notice given prior to the date previously scheduled for such meeting of stockholders. This Bylaw 9 may not be amended or rescinded except by the affirmative vote of the holders of at least two-thirds of the stock of the corporation issued and outstanding and entitled to vote, at any regular or special meeting of the stockholders if notice of the proposed alteration or amendment be contained in the notice of meeting.

     10. Business transacted at all special meetings shall be confined to the objects stated in the notice of the special meeting. Written notice of a special meeting of stockholders stating the time and place and object thereof shall be prepared and mailed by the corporation, postage prepaid, at least ten and not more than sixty days before such meeting, to each stockholder entitled to vote thereat at such address as appears on the books of the corporation.

     11. The board of directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the corporation in other capacities, including, without limitation, as officers, employees, agents or representatives of the corporation, to act at a meeting of stockholders and make a written report thereof. One or more persons may be designated by the board of directors as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the officer appointed to act or is able to act at a meeting of stockholders, the officer of the corporation presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law.

      The officer of the corporation presiding at the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting.

                                    DIRECTORS

     12. The property and business of this corporation shall be managed by its board of directors. Except as otherwise provided in these Bylaws or by law, the directors of the corporation shall be elected at the annual meeting of stockholders in each year. The number of directors which shall constitute the whole board of directors shall be at least three and such number may be fixed from time to time by a majority of the whole board.

      This Section 12 may not be amended or rescinded except by the affirmative vote of the holders of at least two-thirds of the stock of the corporation issued and outstanding and entitled to vote, at any regular or special meeting of the stockholders if notice of the proposed alteration or amendment be contained in the notice of the meeting.

     13. The directors may hold their meetings and have one or more offices, and keep the books of the corporation outside of Delaware, at the office of the corporation in the city of Newton, Iowa, or at such other places as they may from time to time determine.

     14. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the board may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by stockholders.

      14A. Except as otherwise fixed pursuant to the Certificate of Incorporation relating to the rights of the holders of any one or more classes or series of Preferred Stock issued by the corporation, acting separately by class or series, to elect, under specified circumstances, directors at a meeting of stockholders, nominations for the election of directors may be made by the board of directors or a committee appointed by the board of directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at any annual meeting only if written notice of such stockholder's intent to make such nomination or nominations has been delivered personally to, or been mailed to and received by, the secretary of the corporation at the principal executive offices of the corporation in Newton, Iowa, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Each such notice shall set forth: (i) the name and record address of the stockholder who intends to make the nomination; (ii) the name, age, principal occupation or employment, business address and residence address of the person or persons to be nominated; (iii) the class and number of shares of stock held of record, owned beneficially and represented by Proxy by such stockholder and by the person or persons to be nominated as of the date of such notice; (iv) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (v) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder; (vi) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the Securities Exchange Act of 1934, as amended, and the proxy rules of the Securities and Exchange Commission; and (vii) the consent of each nominee to serve as a director of the corporation if so elected. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation. Notwithstanding anything in the second sentence of this Bylaw 14A to the contrary, in the event that the number of directors to be elected to the board of directors of the corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors made by the corporation at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Bylaw 14A shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive offices of the corporation, in Newton, Iowa, not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation. The officer of the corporation presiding at the annual meeting of stockholders shall, if the facts so warrant, determine that a nomination was not made in accordance with the provisions of this Bylaw 14A, and if he should so determine, he should so declare to the meeting and the defective nomination shall be disregarded.

      Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation's notice of meeting (a) by or at the direction of the board of directors or (b) provided that the board of directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record at the time of giving of notice provided for in this Bylaw 14A, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Bylaw 14A. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation's notice of meeting, if the stockholder's notice required by the first paragraph of this Bylaw 14A shall be delivered to the secretary at the principal executive offices of the corporation not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the

10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

      No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in these Bylaws.

      Notwithstanding the provisions of Bylaw 4 and this Bylaw 14A, a stockholder shall also comply with all applicable requirements of the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in Bylaw 4 and this Bylaw 14A. Nothing in Bylaw 4 and this Bylaw 14A shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation's proxy statement pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended.

                               EXECUTIVE COMMITTEE

     15. There may be an executive committee of two or more directors designated by resolution passed by a majority of the whole board. Said committee may meet at stated times, or on notice to all by any of their own number. During the intervals between meetings of the board such committee shall advise with and aid the officers of the corporation in all matters concerning its interests and the management of its business, and generally perform such duties and exercise such powers as may be directed or delegated by the board of directors from time to time. The board may delegate to such committee authority to exercise all the powers of the board excepting power to amend the Bylaws, while the board is not in session. Vacancies in the membership of the committee shall be filled by the board of directors at a regular meeting or at a special meeting called for that purpose.

     16. The executive committee shall keep regular minutes of its proceedings and report the same to the board when required.

                            COMPENSATION OF DIRECTORS

     17. Directors who as officers or employees of the corporation receive compensation from it shall not receive any stated compensation for their services as directors; but by resolution of the board reasonable compensation for attendance at board meetings may be allowed and paid.

      Directors who do not receive compensation from the corporation for employment with it in the capacity of an officer or employee shall be allowed and paid such stated compensation as may be fixed by the board of directors; and such directors shall be reimbursed for expenses incurred in connection with the performance of their duties or services as director, the amount thereof to be allowed and paid by resolution of the board.

      Nothing herein contained shall be construed as precluding a director from serving the company in any other capacity and receiving compensation therefor.

     18. Members of special or standing committees may be allowed and paid compensation for their services as such, and expenses incident thereto, in such amounts as from time to time are fixed and allowed by the board of directors.

                              MEETINGS OF THE BOARD

     19. The newly elected board may meet without notice for the purpose of organization or otherwise immediately following the annual meeting of the stockholders or at such place and time as shall be fixed by resolution of the board.

     20. Regular meetings of the board may be held without notice at such time and place as shall from time to time be determined by resolution of the board.

     21. Special meetings of the board may be called by the chairman of the board or the president on two days' written notice mailed to each director, or on not less than 24 hours' notice delivered to each director personally, telephonically or by telegram or telecopy at such number as has been provided by the director; special meetings shall be called by the chairman of the board, the president or secretary in like manner and on like notice on the written request of a majority of the directors then in office. A special meeting may be held without notice if all the directors are present or, if those not present waive notice of the meeting in writing, either before or after such meeting.

     22. At all meetings of the board, four directors, but not less than one-third of the total number of directors, shall be necessary and sufficient to constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum, shall be the act of the board of directors, except as may be otherwise provided by statute or by the Certificate of Incorporation or by these Bylaws.

                                    OFFICERS

     23. The officers of this corporation shall be chosen by the directors and shall be a president, one or more vice presidents, a secretary, controller, and such assistant secretaries as the board of directors may designate. The board may also elect a chairman of the board and in that event, shall designate whether he or the president shall be the chief executive officer of the corporation.

     24. The board of directors, at its first meeting after each annual meeting of stockholders, shall elect the corporate officers.

     25. The board may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board.

     26. The salaries of the officers of the corporation shall be fixed from time to time by the board of directors; provided that in the case of officer members of the board of directors their salaries may be fixed from time to time by either of the following additional methods: (i) by a salary committee of not less than three members appointed, by a resolution passed by a majority of the whole board of directors, from among the members of the board of directors who are not officers of the corporation, or (ii) by a salary committee composed of all members of the board of directors who are not officers of the corporation, such committee to act by a majority of its members. None of the officers of the corporation shall be prevented from receiving a salary by reason of the fact that he is also a member of the board of directors; but an officer who shall also be a member of the board of directors shall not have any vote in a determination by the board of directors of the amount of salary that shall be paid to him.

     27. The officers of the corporation shall hold office until their successors are chosen and qualify in their stead. Any officer elected or appointed by the board of directors may be removed at any time by the affirmative vote of a majority of the whole board of directors.

                       CHAIRMAN OF THE BOARD OF DIRECTORS

     28. Whenever a chairman of the board of directors has been elected by the board, he shall preside at all meetings of the board of directors and of the stockholders. If no chairman of the board is elected, the president shall act as the chairman of the board and shall assume the powers and duties of the chairman.

                                    PRESIDENT

     29. (a) The president shall be the chief executive officer of the corporation unless a chairman of the board has been elected and designated as such officer. Subject to the authority of the chairman of the board in such event, the president shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the board are carried into effect. In the absence or disability of the chairman of the board, where that office has been filled by election of the board, the powers and duties of the chairman shall be assumed by the president.

     (b) He shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation.

     (c) He shall have the general powers and duties of supervision and management usually vested in the office of president of the corporation.

                                 VICE PRESIDENT

     30. The board of directors may elect one or more vice presidents and may designate one or more of the vice presidents to be executive vice presidents. Subject to the succession provided for in Bylaw 29(a), in the absence or disability of the CEO, the executive vice presidents, or the vice presidents in the event none have been designated "Executive", in the order designated, (or in the absence of any designation, then in the order of their election) shall perform the duties and exercise the powers of the CEO. The vice president(s) shall perform such other duties as the board of directors may prescribe.

                                    SECRETARY

     31. The secretary shall attend all sessions of the board and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He shall be custodian of the corporate records and of the seal of the corporation and see that the seal of the corporation is affixed to all documents, the execution of which on behalf of the corporation under its seal is duly authorized. He shall give, or cause to be given, notice of all meetings of the stockholders and of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or president, under whose supervision he shall be.

                                    TREASURER

     32. (a) The treasurer shall, under the general direction of the Chief Financial Officer, be responsible for the planning and directing of corporate finance activities. He shall have the custody of corporate funds and securities and shall deposit all moneys, and other valuable effects in the name and to the credit of the Corporation, in such depositories as may be designated by the Board of Directors.

     (b) He shall disburse the funds of the Corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Chairman of the Board, the President and the directors, at the regular meetings of the Board, or whenever they may require it, an account of all his transactions as Treasurer.

     (c) He shall give the Corporation a bond if required by the Board of Directors in a sum, and with one or more sureties satisfactory to the Board, for the faithful performance of the duties of his office, and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

                             CHIEF FINANCIAL OFFICER

     33. The Chief Financial Officer of the corporation shall have the general responsibility for the financial operations of the corporation and for all receipts and disbursements of the funds of the corporation.

                                   CONTROLLER

     34. The controller shall be the chief accounting officer of the corporation.

                               ASSISTANT SECRETARY

     35. The assistant secretaries in the order of their seniority shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary, and shall perform such other duties as the board of directors shall prescribe.

                               ASSISTANT TREASURER

     36. Repealed.

                   VACANCIES AND NEWLY CREATED DIRECTORSHIPS

     37. If the office of any officer or agent becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, such vacancy may be filled by the board of directors.

     Vacancies in the board of directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until the expiration of the term of the class to which they have been chosen and until their successors are duly elected and qualified. This second paragraph of Section 37 may not be amended or rescinded except by the affirmative vote of the holders of at least two-thirds of the stock of the corporation issued and outstanding and entitled to vote, at any regular or special meeting of the stockholders if notice of the proposed alteration or amendment be contained in the notice of the meeting.

                       DUTIES OF OFFICERS MAY BE DELEGATED

     38. In case of the absence of any officer of the corporation, or for any other reason that the board may deem sufficient, the board may delegate, for the time being, the powers or duties, or any of them, of such officer to any other officer, or to any director, provided a majority of the entire board concur therein.

                              CERTIFICATES OF STOCK

     39. The certificates of stock of the corporation shall be numbered and shall be entered in the books of the corporation as they are issued. They shall exhibit the holder's name and number of shares and shall be signed by the president or a vice president and the treasurer or an assistant treasurer, or the secretary or an assistant secretary.

                               TRANSFERS OF STOCK

     40. Transfers of stock shall be made on the books of the corporation only by the person named in the certificate or by attorney, lawfully constituted in writing, and upon surrender of the certificate therefor.

     41. The board of directors shall have power to appoint one or more transfer agents and/or one or more registrars of transfers and may provide that the issuance of certificates of stock of this corporation shall not be valid unless signed by such transfer agent or transfer agents and/or registrar of transfers or registrars of transfers, and if such certificate is countersigned (1) by a transfer agent other than the corporation or its employee, or (2) by a registrar other than the corporation or its employee, any other signature on the certificate may be a facsimile.

                                   RECORD DATES

     42. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any such other action. If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business of the day next preceding the day on which notice is given, and the record date for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

                             REGISTERED STOCKHOLDERS

     43. The corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of Delaware.

                                LOST CERTIFICATE

     44. Any person claiming a certificate of stock to be lost, stolen or destroyed, shall make an affidavit or affirmative of the fact and advertise the same in such manner as the board of directors may require, and shall if the directors so require give the corporation a bond of indemnity, sufficient to indemnify the corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of a new replacement certificate, whereupon a new certificate may be issued of the same tenor and for the same number of shares as the one alleged to be lost, stolen or destroyed.

                               INSPECTION OF BOOKS

     45. The directors shall determine from time to time whether and, if allowed, when and under what conditions and regulations the accounts and books of the corporation (except such as may by statute be specifically open to inspection) or any of them shall be open to the inspection of the stockholders, and the stockholders' rights in this respect are and shall be restricted and limited accordingly.

                                     CHECKS

     46. All checks or demands for money and notes of the corporation, shall be signed by such officer or officers, employee or employees as the board of directors may from time to time designate.

                                   FISCAL YEAR

     47. Repealed.

                           DIRECTORS' ANNUAL STATEMENT

     48. The board of directors shall present at each annual meeting, and when called for by vote of the stockholders at any special meeting of the stockholders, a full and clear statement of the business and condition of the corporation.

                                     NOTICES

     49. Except as otherwise provided in these Bylaws, whenever under the provisions of these Bylaws notice is required to be given to any director, officer or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by telecopy as provided in Bylaw 21, by mail, by depositing the same in the post office or letter box, in a postpaid sealed wrapper, addressed to such stockholder, officer or director at such address as appears on the books of the corporation, or, in default of other address, to such director, officer or stockholder at the General Post Office in the City of Wilmington, Delaware, and such notice shall be deemed to be given at the time when the same shall be thus mailed.

     Any stockholder, director, or officer may waive any notice required to be given under these Bylaws, either before or after the event for which such notice was required.

                               INCENTIVE PAYMENTS

     50. Repealed.

     51. Unless otherwise provided by resolution adopted by the board of directors, the president or any vice president or the secretary may from time to time appoint an attorney or attorneys, or an agent or agents, to exercise in the name and on behalf of the company the powers and rights which it may have as the holder of stock or other securities in any other corporation or membership in any organization, to vote or consent in respect of such stock or other securities or membership, and the president, or any vice president or the secretary may execute or cause to be executed in the name and on behalf of the company and under its corporate seal, or otherwise all such written proxies or other instruments as he may deem necessary or proper in order that the company may exercise its powers and rights.

                                   AMENDMENTS

     52. Except as otherwise provided in these Bylaws, these Bylaws may be altered or amended by the affirmative vote of a majority of the stock issued and outstanding and entitled to vote thereat, at any regular or special meeting of the stockholders, if notice of the proposed alteration or amendment be contained in the notice of the meeting, or (except as otherwise provided in these Bylaws) by the affirmative vote of a majority of the board of directors at a regular or special meeting of the board.